Exhibit 2.2

EXECUTION COPY

PURCHASE AGREEMENT

by and among

AVEON HOLDINGS I L.P.,

BROWNSTONE INVESTMENT PARTNERS, LLC

and the

Sellers signatory hereto

Dated as of November 1, 2010

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT is dated as of November 1, 2010 (this “Agreement”) and is among Aveon Holdings I L.P., a Delaware limited partnership (“Purchaser”), Brownstone Investment Partners, LLC, a Delaware limited liability company (the “Company”), the individuals and trust set forth on the signature pages hereto as the Active Principal Sellers (the “Active Principal Sellers”) and the individuals and trust set forth on the signature pages hereto as the Exiting Principal Sellers (the “Exiting Principal Sellers,” and, together with the Active Principal Sellers, the “Sellers”).

BACKGROUND

1.        On the terms and subject to the conditions set forth herein, the Purchaser has agreed to purchase at the Closing (as defined below) equity interests in the Company, which, upon the execution of the Amended LLC Agreement (as defined below), will entitle the Purchaser to thirty percent (30%) of the equity interests in the Company, and the Purchaser shall become the managing member of the Company.

2.        To induce the other parties hereto to enter into this Agreement, the parties hereto have agreed to make certain representations, warranties, covenants and agreements as set forth herein.

ARTICLE I

DEFINITIONS

1.1                      Definitions.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them on Exhibit A to this Agreement.

1.2                      Interpretation.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise expressly provided herein, any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented. When a reference is made in this Agreement to a Section, Exhibit, Annex, or Schedule, such reference shall be to a Section of, an Exhibit or Annex to, or a Schedule to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof”, “herein”, “hereby”, and derivative or similar words refer to the entire Agreement, and (iii) the masculine or feminine gender or neuter shall include the other.

ARTICLE II

PURCHASE

2.1                      Purchase.

On the terms and subject to the conditions set forth in this Agreement:

(a)        The Purchaser shall pay fifteen million dollars ($15,000,000) in cash in the aggregate to the Sellers as set forth in this subparagraph and in accordance with Section 2.2(a) (the “Seller Proceeds”):

  (i)        On the Closing Date, if the Applicable AUM in the Funds equals two hundred and fifty million dollars ($250,000,000), the Purchaser shall pay in cash an amount equal to twelve million five hundred thousand dollars ($12,500,000);

  (ii)       On the Closing Date, if the Applicable AUM in the Funds is less than two hundred and fifty million dollars ($250,000,000), the Purchaser shall pay in cash an amount equal to twelve million five hundred thousand dollars ($12,500,000) times the quotient of (x) Assets Under Management on the Closing Date divided by (y) two hundred and fifty million dollars ($250,000,000); or

  (iii)      On the Closing Date, if the Applicable AUM in the Funds is greater than two hundred and fifty million dollars ($250,000,000), the Purchaser shall pay in cash an amount equal to twelve million five hundred thousand dollars ($12,500,000) times the quotient of (x) Assets Under Management on the Closing Date divided by (y) two hundred and fifty million dollars ($250,000,000), provided, however, that the Seller Proceeds shall not exceed fifteen million dollars ($15,000,000); and

(b)        After the Closing Date and only when the Applicable AUM in the Funds equals an aggregate of three hundred fifty million dollars ($350,000,000), the Purchaser shall pay in cash the remaining balance of the Seller Proceeds, if any (the “Seller Proceeds Balance”), which together with the amount of Seller Proceeds already paid in accordance with Section 2.1(a) shall not exceed fifteen million dollars ($15,000,000); and

(c)        Sellers shall receive non-voting interests in the Purchaser and one or more Affiliates, representing, in the aggregate, one percent (1%) of the common equity of the Purchaser and such other issuer(s) giving pro forma effect in such calculation to all other equity issuances by the Purchaser and such other issuer(s) to be completed prior to or in connection with the Initial Equity Offering, but subject to any dilution of the Purchaser and such other issuer(s) resulting directly from such Initial Equity Offering itself (the “Equity Interests”, and, together with the Seller Proceeds, the “Purchase Price”).

(d)        In exchange for the payment of the Purchase Price, the Purchaser shall receive an equity interest in the Company entitling the Purchaser to (as more fully set forth in, and modified by, the Amended LLC Agreement):

  (i)        One hundred percent (100%) of the voting rights in the Company as managing member; and

  (ii)       Thirty percent (30%) of all gross management fees and incentive allocations or fees (excluding any fees paid to third party marketers in effect as of the date hereof and expressly set forth in Section 5.11(a)(ii) or Section 5B.1(e) of the Company Disclosure Letter) payable by the Funds in respect of: (x) the Assets Under Management in the Funds on the Closing Date, plus additional Assets Under Management invested in the Funds from a source other than Aveon AUM, up to an aggregate of four hundred fifty million dollars ($450,000,000); plus (y) one hundred million dollars ($100,000,000) of Assets Under Management in the Funds from Aveon AUM (and, for the avoidance of doubt, Assets Under Management does not include those assets of the Funds in respect of which the Company and its Subsidiaries are not entitled to incentive fees, allocations, management fees, carried interest or other similar forms of compensation);

(e)        A portion of the Seller’s Proceeds shall be utilized in the following manner: On the Closing Date, the Active Principal Sellers shall make (on a pro-rata basis based upon each Active Principal Seller’s share of the Seller’s Proceeds) a new minimum capital contribution to the Funds, or in the Composite, in cash in the amount of two million dollars ($2,000,000) in the aggregate and, in connection therewith, each Active Principal Seller agrees to maintain its portion of such investment for a period of three (3) years from the date such new minimum capital contribution was made by such Active Principal Seller.

2.2                      Payment of Consideration.

(a)        On the Closing Date, in accordance with Section 2.1(a), the Purchaser shall deliver to the Sellers the applicable portion of the Seller Proceeds by wire transfer of immediately available funds to the bank account(s) specified by the Sellers in writing no later than five (5) Business Days prior to the Closing Date; and, only when the condition precedent set forth in Section 2.1(b) regarding additional Assets Under Management in the Funds is achieved, the Purchaser shall deliver to the Sellers the Seller Proceeds Balance by wire transfer of immediately available funds to the bank account(s) specified by the Sellers in writing no later than five (5) Business Days after such event occurs (such date is the “Second Payment Date”);

(b)        On the Closing Date, the Purchaser, the Company and the Sellers shall execute and deliver an original or facsimile copy of a counterpart of each of the Restated Organizational Documents, and each of the other Ancillary Agreements to which it is a party;

(c)        On the Closing Date and on the Second Payment Date, the Purchaser, the Company and the Sellers shall make such other deliveries as are required by Article VIII hereof.

(d)        On the Closing Date, the Company shall cause its books and records to reflect that the Purchaser is the sole owner of the interests in the Company that it purchases pursuant to this Agreement and will take any and all other actions necessary under

Applicable Law to consummate and make effective the transactions contemplated by this Article II.

2.3                     Time and Place of Closing.

Subject to the provisions of Section 2.2(a) and Article VIII, the closing (the “Closing”) of the transactions contemplated in this Article II shall take place as soon as practicable, but in no event later than five (5) Business Days after all conditions set forth in Sections 8.1, 8.2 and 8.3 are satisfied or waived at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, as of 10:00 a.m., New York City time, or at such other place and time and on such other date as the parties may agree in writing. The date on which the Closing occurs is herein called the “Closing Date”.

ARTICLE III

EFFECTIVENESS OF RESTATED ORGANIZATIONAL DOCUMENTS

3.1                      Restated Organizational Documents.

Each of the Sellers, the Company and the Purchaser hereby agree to, as applicable, amend and restate, or cause to be amended and restated, the Existing Organizational Documents of the Company and the Funds (as set forth on Section 3.1 of the Company Disclosure Letter the “Existing Organizational Documents”, and, as amended, the “Restated Organizational Documents”), the form and substance of which has been mutually agreed to by all of the parties to this Agreement as of the date hereof, and to execute and to deliver, or cause the execution and delivery of, the Restated Organizational Documents simultaneously with the Closing, which shall become effective as of the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE SELLERS

Except as specifically contemplated by this Agreement or set forth in the corresponding section of the Company Disclosure Letter, each Seller, severally represents and warrants to the Purchaser that:

4.1                      Authority; Non-Contravention.

(a)        Such Seller has full legal capacity, right, authority and power to execute and deliver this Agreement and, at the time of execution and delivery thereof, each of the Ancillary Agreements to which such Seller is a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the performance by such Seller of the transactions contemplated hereby and thereby have been duly authorized or, in the case of the Ancillary Agreement, will have been duly authorized as of the time of execution and delivery of such Ancillary Agreement by such Seller. This Agreement and each Ancillary Agreement executed and delivered by such Seller pursuant to, or as contemplated by, this Agreement has been or, in the case of the

Ancillary Agreements, will, at the Closing, have been duly and validly executed and delivered by such Seller and constitutes, or when executed and delivered will constitute (as applicable), assuming due execution and delivery by the other parties hereto and thereto, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law.

(b)        The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which such Seller is a party by such Seller does not and will not (i) conflict with or violate Applicable Law or (ii) except as set forth in Section 5.3(d) of the Company Disclosure Letter, require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which any of them or the Company or its Affiliates is a party or by which any of his respective properties or other assets is bound.

4.2                      Title to Purchased Interests.

Such Seller owns beneficially and of record the interests in the Company set forth beside such Seller’s name in Section 4.2 of the Company Disclosure Letter and has good title to such interests, free and clear of all Claims (other than those contained in this Agreement, the Existing Organizational Documents and Permitted Claims as listed in Section 5.1 of the Company Disclosure Letter).

4.3                      Agreements.

(a)        Except for the Existing Organizational Documents and the Restated Organizational Documents, there are no Material Contracts not contained herein or disclosed in the Company Disclosure Letter to which such Seller is a party or by which he is otherwise bound relating to the Business or to such Seller’s rights and obligations as a Seller or as a member of the board of directors, board of managers, member, partner, officer or employee of the Company or its Affiliates including, without limitation, any voting trusts, voting agreements, proxies or other Material Contracts with respect to the voting of any interests in the Company. Such Seller is not in material violation of any term of the Existing Organizational Documents.

(b)        Except as set forth in Section 4.3(b) of the Company Disclosure Letter, such Seller does not own, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise held solely for investment purposes or which are publicly traded, provided such Seller’s holdings therein, together with any holdings of his or her Affiliates and Immediate Family members, are less than five percent (5%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serve as an employee, independent contractor, officer, director, member, partner, or in another similar capacity of, any competitor or Client of the Company or any other organization which has or during the thirty-six (36) months preceding the date of this Agreement has had a Material Contract or arrangement with any of the Company or its Subsidiaries.

4.4                      Brokers.

No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

4.5                      Sellers.

(a)        Such Active Principal Seller, to the extent such Active Principal Seller is employed by Brownstone Asset Management, L.P. (“BAM”), has no plan or intention to resign, retire or otherwise cease employment with BAM; has no plan or intention to resign as a member of the Company; and has no plan or intention to compete with BAM or the Company.

(b)        To the Knowledge of such Exiting Principal Seller, the Active Principal Sellers have no plan or intention to resign, retire or otherwise cease employment with BAM, and, to the Knowledge of such Exiting Principal Seller, the Active Principal Sellers have no plan or intention to resign as a member of the Company, and no plan or intention to compete with BAM or the Company.

4.6                      Equity Interests.

Each Seller has been advised that the Equity Interests (a) will vest one hundred percent (100%) on the first anniversary of the Closing Date (subject to such Seller then being in compliance with his covenant under Section 3.1(c) of the Amended LLC Agreement), as applicable, (b) shall be exchangeable (without the consent of any Person) into limited partnership interests representing, in the aggregate, one percent (1%) of the limited partnership interests of The Aveon Group L.P., a Delaware limited partnership, giving pro forma effect in such calculation to all other equity issuances by Purchaser (and one or more Affiliates of the Purchaser) to be completed prior to or in connection with the Initial Equity Offering, but subject to any dilution resulting directly from such Initial Equity Offering, and (c) have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Each Seller is aware that the Purchaser and such other issuer(s) are under no obligation to effect any such registration with respect to the Equity Interests or to file for or comply with any exemption from registration; provided, however, the Purchaser agrees that the Equity Interest will be treated on a pari passu basis with similar interests held by the management of the Purchaser; including with respect to exchange rights and customary registration rights, as provided in the Exchange Agreement and Registration Rights Agreement, respectively. Each Seller is receiving the Equity Interests to be acquired by such Seller hereunder for such Seller’s own account for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act. Each Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Each Seller is an “accredited investor” (as that term is defined in Regulation D under the Securities Act) or the transfer of the Equity Interests to such Seller otherwise satisfies an exemption from the registration requirements of the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE COMPANY

Except as specifically contemplated by this Agreement or as set forth in the corresponding section of the Company Disclosure Letter, the Sellers, jointly and severally, represent and warrant to the Purchaser that:

5.1                      Ownership Interests of the Company.

Prior to giving effect to the Restated Organizational Documents and the Closing, the Sellers are the sole members of the Company, and the capitalization of the Company is set forth in Section 5.1 of the Company Disclosure Letter, with such ownership interests owned beneficially and of record by the Persons set forth in such Section, in the amounts set forth in such Section, free and clear of (x) any Claims other than the Permitted Claims listed in Section 5.1 of the Company Disclosure Letter and (y) any Action other than the Pending Action listed in Section 5.1 of the Company Disclosure Letter. All outstanding ownership interests in the Company have been duly authorized and issued under the Existing Organizational Documents and, after giving effect to the effectiveness of the applicable Restated Organizational Documents, the applicable Restated Organizational Documents.

5.2                     Company Entities.

(a)        Section 5.2(a)(i) of the Company Disclosure Letter sets forth a correct and complete list of each Subsidiary of the Company, other than the Funds, together with the type of entity and jurisdiction of organization of each such Subsidiary of the Company. The Company owns, directly or indirectly, all of the issued and outstanding equity interests in, and other securities of, each Subsidiary (other than the Funds) and all such interests are owned free and clear of any Claims, other than the Permitted Claims listed in Section 5.2(a)(ii). Section 5.2(a)(iii) of the Company Disclosure Letter sets forth a correct and complete list of each ownership interest, joint venture or other investment (whether or not involving control) of the Company and its Subsidiaries (other than the Funds) in any Person other than the Company and its Subsidiaries.

(b)        All of the issued and outstanding equity interests of the Company and its Subsidiaries have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights. Except as expressly granted pursuant to this Agreement, the Existing Organizational Documents, there are no outstanding Equity Rights, and neither the Company or its Subsidiaries nor any Seller is a party to any agreement, arrangement or commitment obligating the Company or its Subsidiaries to issue, grant, adopt or enter into any Equity Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the shares of common stock, partnership interest or other equity interests of each Subsidiary of the Company. There are no voting trusts, voting agreements, proxies or other Contracts with respect to the voting of any interests in the Company to which the Company is a party (other than the Existing Organizational Documents).

5.3        Organization; Authority; No Approvals; No Conflict; No Consent.

(a)        Each of the Company, its Subsidiaries and BAM has been duly incorporated or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Where applicable, each of the Company, its Subsidiaries and BAM is duly qualified or licensed as a foreign corporation, partnership or other entity to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and each of the Company, its Subsidiaries and BAM has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prohibit or materially impair the Company or the Sellers’ ability to consummate the transactions contemplated hereby or perform their obligations hereunder on a timely basis. True and complete copies of the Organizational Documents of the Company, its Subsidiaries and BAM, as in effect as of the date hereof, have heretofore been made available to the Purchaser.

(b)        The Company has full right, authority and power under the Existing Organizational Documents (and, after the effectiveness of its Restated Organizational Documents, under its Restated Organizational Documents) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, if any, of the Company and the members thereof, and no other action on the part of the Company or any member of the Company is required in connection herewith or therewith.

(c)        This Agreement and each Ancillary Agreement required to be executed by the Company pursuant hereto have been or will, at the Closing, have been duly and validly executed and delivered by the Company, and, assuming due and valid execution and delivery by each of the other parties hereto and thereto, each shall constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought at law or in equity.

(d)        Except with respect to any Consents required under the Investment Advisers Act, if any, and any Consents jointly determined by the Sellers, the Purchaser and the Company to be required pursuant to Section 7.3(a) hereof, the execution and delivery of this Agreement by the Company does not, and its consummation of the transactions contemplated hereby, and its performance of the obligations which it is obligated to perform or cause to be performed hereunder will not: (i) violate any provision of the Organizational Documents of the Company or its Affiliates (including the Existing Organizational Documents or the Restated Organizational Documents); or (ii)(A) conflict with or violate any Applicable Law, (B) require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Company or its Affiliates is a party or by which any of their respective properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of the Company or its Affiliates, except, in each case, for any such conflict, violation, termination, acceleration, default or Claim as would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prohibit or materially impair the Company’s ability to consummate the transactions contemplated hereby or thereby or perform its obligations hereunder on a timely basis.

(e)        All material Consents of, filings or registrations with, or notices to, any Governmental Authority (collectively, “Governmental Approvals”) required by Applicable Law for the execution and delivery of this Agreement and the Ancillary Agreements by the Company or any Affiliate of the Company, as applicable, the performance by them of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been, or will by the Closing be, obtained or made.

(f)        All Consents, authorizations, approvals or waivers from or notices to any party (other than a Governmental Approval) to any Material Contract (collectively, the “Company Third Party Consents”) to which the Company or its Affiliates is a party or by which any of their respective properties are bound which is required for the execution and delivery of this Agreement and the Ancillary Agreements by the Company or any of its Affiliates, as applicable, the performance by it of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been, or will by the Closing be, obtained or made.

5.4                     Company Accounts.

Section 5.4 of the Company Disclosure Letter sets forth each Company Account, together with the type of entity and jurisdiction of organization as of the date hereof. No Person other than the Company and BAM is entitled to receive fees, carry or other compensation or payments (other than ordinary course distributions to members) from such Company Accounts.

5.5                      Financial Statements.

(a)        The Company’s and each of the Fund’s individual financial statements, and the related individual statements of operations and comprehensive income, statement of changes in retained earnings and cash flows (including, in each case, any related notes thereto and the reports of the Company’s and the Fund’s independent auditors thereon) for fiscal periods commencing on or after January 1, 2007, in each case as delivered to the Purchaser prior to the date hereof (collectively, the “Company Financial Statements”), were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be set forth in the notes thereto, and except for the absence of footnotes in financial statements for interim periods) and fairly present in all material respects the consolidated financial position of the Company and such Fund at the respective dates thereof and the consolidated results of operations, income, retained earnings and cash flows at and for the periods indicated (subject, in the case of financial statements for interim periods, to normal year end adjustments which are not material to the Company or such Fund), and reflect, if so required, any amounts charged to the Company, such Fund or any of the Affiliates of the Company or the Fund for services provided by the Company, such Fund or any of the Affiliates to the Company or such Fund (whether in connection with the operation of the Business or otherwise).

(b)        None of the Funds, the Company, any of its Subsidiaries or BAM has received any written complaint, allegation, assertion or claim in writing regarding a material aspect of the accounting practices, procedures, methodologies or methods of the Funds, , the Company, its Subsidiaries or BAM, or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any of the Funds, the Company, its Subsidiaries or BAM has engaged in questionable accounting or audit practices. The Company has made available to the Purchaser any management letters, or other formal communications, including with respect to proposed adjustments, from any of the Funds’, the Company’s, its Subsidiaries’ or BAM’s auditors or accountants, any officer of the Funds, the Company, its Subsidiaries or BAM, or the board of managers (or equivalent body) of the Funds, the Company, it’s Subsidiaries or BAM in any case regarding (1) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the ability of the Funds, the Company, its Subsidiaries or BAM to record, process, summarize and report financial data, (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Funds’, the Company’s, its Subsidiaries’ or BAM’s internal control over financial reporting, or (3) any other material deficiencies in the accounting system of the Funds, the Company, its Subsidiaries or BAM.

5.6                      Absence of Changes; No Undisclosed Liabilities.

(a)        Except as set forth in the Company Financial Statements, since January 1, 2007, the Business has been operated in all material respects in the ordinary course of business and there has not been any event that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b)        Except as set forth in the Company Financial Statements, the Company and its Subsidiaries (other than the Funds) do not have any liabilities or obligations (known, unknown, accrued, absolute, contingent or otherwise) other than liabilities incurred by the Company and its Subsidiaries (other than the Funds) after January 1, 2007 in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

5.7                      Taxes. Except as set forth in Section 5.7 of the Company Disclosure Letter:

    (a)    the Sellers, the Company and each of its Subsidiaries have timely filed all income and all other material Tax Returns required to be filed by or with respect to them, and all such Tax Returns are true, complete and accurate in all material respects and all material Taxes shown to be due on such Tax Returns have been timely paid,

    (b)    all material Taxes (whether or not shown on any Tax Return) due and payable by the Company or any of its Subsidiaries or for which the Company may be liable as a general partner or otherwise have been timely paid or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the Company Financial Statements or the books of such applicable Subsidiary or Subsidiaries in accordance with GAAP,

    (c)    there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries or upon the equity interests in the Company that will be purchased by Purchaser upon the consummation of the transactions contemplated hereby, except liens relating to current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves with respect thereto have been made in the Company Financial Statements in accordance with GAAP,

    (d)    all Taxes which the Company or any of its Subsidiaries is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been timely paid to the appropriate Governmental Authority or, in the case of Taxes not yet due and payable, accrued, reserved against and entered on the Company Financial Statements or the books of such applicable Subsidiary or Subsidiaries,

    (e)    neither the Company nor any of its Subsidiaries has ever been classified (or elected to be classified) or taxed as a corporation for U.S. federal, state or local income tax purposes and none will be classified (or elect to be classified) or Taxed as a corporation for U.S. federal, state, or local income tax purposes from the date hereof up to and including the Closing Date,

    (f)    neither the Company nor any of its Subsidiaries has ever (A) participated in, and none of them have any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local, or foreign Law) or (B) taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax Law),

    (g)    no claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction,

    (h)    neither the Company nor any of its Subsidiaries has been granted (or is subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return and no request for any such waiver or extension is currently pending,

    (i)    no unpaid Tax assessment, deficiency or adjustment has been assessed against or with respect to the Company or any of its Subsidiaries by any Taxing Authority, and there are no currently pending audits or administrative or judicial proceedings with respect to Taxes of the Company or any of its Subsidiaries,

    (j)    neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that is currently in effect and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority,

    (k)    neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason, and

    (l)    any adjustment of Taxes or taxable income of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Authorities, has been so reported.

5.8                      Title; Properties.

The Company and/or BAM have legal title or right to use the assets used in the conduct of the Business.

5.9                      Insurance.

Section 5.9 of the Company Disclosure Letter sets forth, as of the date hereof, the amount and type of insurance coverage on BAM. Neither the Company nor BAM have received written notice of, and, to the Knowledge of the Sellers, there is no other threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies. Except for Claims related to the Pending Action listed in Section 5.1 of the Company Disclosure Letter, there are no Claims by or with respect to the Company or BAM pending under any of such policies as to which, to the Knowledge of the Sellers, coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

5.10                    Licenses, Permits and Authorizations.

The operations of each of the Company, its Subsidiaries and BAM are being and, since January 1, 2007, have been, conducted in compliance in all material respects with all Applicable Laws, and to the Knowledge of the Sellers, none of the Company or its Affiliates or any of the Funds has been charged or, except as set forth in Section 5.10 of the Company Disclosure Letter, is or has been since January 1, 2007, under investigation with respect to any material violations of any Applicable Laws. Each of the Company, its Subsidiaries, BAM and each of the Funds holds all material permits, certificates, licenses, approvals, Orders and other authorizations (“Permits”) of each Governmental Authority which are necessary for the operation of the Business. Such Permits are valid and in full force and effect, and none of the Company, its Subsidiaries, BAM, or, to the Knowledge of the Sellers, any of their respective Affiliates is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permits. None of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Except as set forth in Section 5.10 of the Company Disclosure Letter, since January 1, 2007, none of the Company, its Subsidiaries, BAM, any of the Funds or, to the Knowledge of the Sellers, any of their respective Affiliates has received any written or, to the Knowledge of the Sellers, oral notification from any Governmental Authority asserting that any Person is not in compliance in any material respect with any of the Applicable Laws that such Governmental Authority enforces or that such Governmental Authority intends to revoke or suspend any Permit necessary for the operation of the Business.

5.11                    Material Agreements.

(a)        Section 5.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, the following Contracts to which any of the Company, its Subsidiaries, or BAM is a party or by which any of their assets or properties are bound or affected as of the date of this Agreement (each, a “Material Contract”):

  (i)        any Investment Advisory Contract;

  (ii)        any Contract (other than subscription agreements with Funds Clients entered into in the ordinary course of business) for the placement, distribution or sale of shares, units or other ownership interests of the Funds, including solicitation agreements and investor referral agreements (a “Distribution Agreement”);

  (iii)      any Contract for the provision of administrative services (including any middle or back office service agreements) which provides for amounts to be paid by the Company and/or its Subsidiaries in excess of twenty-five thousand dollars ($25,000) per annum;

  (iv)      any Contract for the provision of brokerage, clearing, custodial or other similar services;

  (v)       any Contract (other than a Contract described in subsections (i) through (iv) above) with any Client or Funds Client, other than any subscription agreements entered into in the ordinary course of business;

  (vi)      any Contract (A) relating to Indebtedness or (B) that is primarily a Contract of support, indemnification, assumption or endorsement of, or any similar commitment with respect to Liabilities of any Person other than the

Company or its Subsidiaries or, with respect to the Funds, Subsidiaries of the Funds other than portfolio companies, in an amount per annum, in the case of this clause (B), in excess of twenty-five thousand dollars ($25,000);

  (vii)      any joint venture, strategic alliance, distribution, partnership or similar Contract (other than this Agreement and the Ancillary Agreements) with any Person involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Company or its Subsidiaries or any Client (excluding ordinary course co-investments where there is no fee sharing);

  (viii)    any Contract relating to the acquisition or disposition of assets, other than assets of the Funds acquired or disposed of in the ordinary course of business or, in the case of an acquisition, any such acquisition that is not material to the Company and its Subsidiaries taken as a whole;

  (ix)      any Contract for Intellectual Property granting or restricting the right to use material Intellectual Property used in the Business (other than Contracts granting rights to use readily available commercial “off the shelf” software and Contracts the restrictions of which would not reasonably be expected to interfere with the Business);

  (x)       any Contract limiting or restricting, or purporting to limit or restrict, any of the Company, BAM or the Sellers from competing, engaging in or conducting any line of business, including, without limitation, Contracts containing geographic restrictions, pricing restrictions, exclusivity provisions, “most favored nations” provisions, agreements that govern prices charged to other clients for services, or provisions regarding priority with respect to the allocation of investment opportunities;

  (xi)      any Contract containing an agreement not to disclose, or to maintain the confidentiality of, any information of another Person in any way relating to the Business or not to solicit or hire employees of any Person other than (A) confidentiality provisions contained in subscription agreements and related side letters, agreements with respect to research services, research databases, libraries or software, or third party engagement letters, in each case entered into in the ordinary course of business and (B) any such Contract entered into by the Company, its Subsidiaries or BAM with respect to a potential investment by one or more Company Accounts in the ordinary course of business;

  (xii)      any Contract that requires the Company, its Subsidiaries or BAM to (A) make earn-out payments or fulfill other similar contingent obligations, (B) make “clawback” payments or similar undertakings requiring the contribution, reimbursement or refund of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to the Company, its Subsidiaries or BAM, (C) co-invest with any other Person; (D) provide seed capital or similar investment capital or (E) to invest in any investment product (including, any such Contract requiring additional or “follow-on” capital contributions to the Funds);

(xiii)      any Contract that contains (A) “key person” provisions pertaining to employees of the Company or its Subsidiaries or BAM, (B) any of the following rights provided to a Funds Client advised by the Company or its Subsidiaries or BAM (1) special withdrawal or redemption rights, (2) capacity rights, (3) designation rights regarding advisory boards or similar provisions, (4) anti-dilution rights or (5) special notice or reporting requirements or (C) early termination rights with respect to a Company Account or the Funds;

(xiv)      any lease or license of real property to or from any third party; and

(xv)      any Contract pursuant to which the Company or any of its Subsidiaries has Tax indemnity arrangements or any Contract regarding the filing of Tax Returns, relating to the sharing of Tax benefits or liabilities, or the allocation of Taxes (collectively, “Tax Sharing Agreements”).

(b)          Each Material Contract is in full force and effect, is a legal and binding obligation of any of the Company, its Subsidiaries or BAM that are parties thereto and, to the Knowledge of the Sellers, each of the other parties thereto, in each case enforceable in accordance with its terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law. The Company has previously made available to the Purchaser true, correct and complete copies of each of the Material Contracts. Any of the Company it Subsidiaries or BAM party to any Material Contract, and, to the Knowledge of the Sellers, each of the other parties thereto have performed in all material respects all obligations required to be performed by them to date thereunder, and no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a breach or default (or has been alleged in writing or, to the Knowledge of the Sellers, orally to constitute a breach or default) by any of the Company, its Subsidiaries or BAM or, to the Knowledge of the Sellers, any other party thereto under, or result in a right of termination of (and no written or, to the Knowledge of the Sellers, oral notice of any intent to cancel or terminate any Material Contract has been received by any of the Company its Subsidiaries or BAM), or give rise to any right to accelerate or otherwise modify any other right or obligation under, any such Material Contract.

5.12                     Litigation; Decrees.

Except for the Pending Action listed on Section 5.12 of the Company’s Disclosure Letter, there are no Actions pending or, to the Knowledge of the Sellers, threatened before any Governmental Authority, or other tribunal or agency, brought by or against or affecting any of the Company, its Subsidiaries, BAM, any Company Benefit Plan or, to the Knowledge of the Sellers, any of their respective officers, directors, partners, employees, agents or Affiliates in their capacities as such other than, in the case of Company Benefit Plans, routine claims for benefits in the ordinary course. With respect to any Company Benefit Plan, no facts or circumstances exist that would give rise to an Action other than routine claims for benefits in the ordinary course. There are no outstanding Orders against any of the Company, its Subsidiaries, BAM or any Company Benefit Plan. None of the Company, its Subsidiaries, BAM or any Company Benefit Plan is in default under, or has failed to comply with, any Order applicable to it.

5.13                     Benefit Plans.

(a)        Section 5.13(a) of the Company Disclosure Letter contains a true and complete list of each Benefit Plan under which (i) any current or former employee, director or consultant of the Company or any of its Subsidiaries (other than any portfolio company of the Funds) (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries (other than any portfolio company of the Funds) or (ii) the Company or any of its Subsidiaries (other than any portfolio company of the Funds) has had or has any present or future liability. All such Benefit Plans shall be collectively referred to as the “Company Benefit Plans”.

(b)        With respect to each Company Benefit Plan the Company has made available to the Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, as applicable.

(c)        (i)        Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (iii) neither the Company nor any of its Subsidiaries (other than any portfolio company of the Funds) has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Applicable Law.

(d)        No Company Benefit Plan is subject to the funding requirements of Title IV of ERISA or is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any member of its Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(e)        No Company Benefit Plan exists that, as a result of the execution of this Agreement and consummation of the transactions contemplated hereby, will (i) entitle any Company Employee to any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any of the Company Benefit Plans, (iv) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

(f)        None of the Company Accounts has to date constituted a “plan assets fund” subject to ERISA.

5.14                    Derivative Products.

All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management Contracts and derivative financial instruments entered into by any of the Company, its Subsidiaries or BAM, whether entered into for its own account or for the account of one or more of the Clients, were entered into (i) in accordance with applicable Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients and (ii) in accordance in all material respects with all Applicable Laws. Each of such Contracts is in full force and effect, is a legal and binding obligation of the Company, its Subsidiaries or BAM, as applicable, and, to the Knowledge of the Sellers, each of the other parties thereto, in each case enforceable in accordance with its terms, except as may be affected by (a) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (b) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law. None of the Company, its Subsidiaries, BAM or, to the Knowledge of the Sellers, any other party to any such Contract is in breach in any material respect of its obligations thereunder.

5.15                   Corporate Records; Copies of Documents.

The record books of each of the Company, its Subsidiaries and BAM accurately record all material actions taken by the Company, its Subsidiaries and BAM, respectively, and each of their respective boards of managers or comparable bodies and any committees thereof in connection with the Business, and complete copies of such records since January 1, 2007, have been made available to the Purchaser.

5.16                    Transactions with Interested Persons.

Other than as related to the provision of investment management services through the Company and BAM, since January 1, 2007, none of the Company or any of its Subsidiaries is or has been a party to any material transaction or Material Contract with any of the Sellers, any other member of the board of managers or comparable body, member, partner, officer or employee of the Company, any of the respective Immediate Family members of any of the foregoing Persons, or any of the respective Affiliates of any of the foregoing Persons, and, to the Knowledge of the Sellers, none of the foregoing Persons owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided such Person’s holdings therein, together with any holdings of such Person’s Affiliates and Immediate Family members, are less than five percent (5%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serves as an employee, independent contractor, officer, director, member, partner, or in another similar capacity of, any competitor, Client or Funds Client of the Company or any of its Subsidiaries or any other Person which has or since January 1, 2007, has had a Material Contract with the Company or any of its Subsidiaries.

5.17                     Intellectual Property.

Except as set forth in the Separation Agreement listed on Section 5.17 of the Company Disclosure Letter, the Company, its Subsidiaries and BAM own or have the valid right to use all material Intellectual Property used in the Business as currently conducted. Such material Intellectual Property is valid, unexpired, subsisting and enforceable. To the Knowledge of the Sellers, such material Intellectual Property is not being infringed, misappropriated or violated by any other Person. To the Knowledge of the Sellers, the conduct of the Business and the use by the Company, its Subsidiaries or BAM of Intellectual Property do not and will not materially infringe, misappropriate, or violate the Intellectual Property of any other Person.

5.18                     Brokers.

No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company, its Subsidiaries or BAM.

5.19                  Disclosure.

No representation or warranty by the Company or the Sellers contained in this Agreement, and no statement contained in the Company Disclosure Letter or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or the Sellers pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE VB

REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THE INVESTMENT

ADVISORY BUSINESS

Except as specifically contemplated by this Agreement or as set forth in the corresponding section of the Company Disclosure Letter, the Sellers, jointly and severally, represent and warrant to the Purchaser that:

5B.1   Regulatory Reports, Registrations and Agreements.

(a)        BAM is registered as an “investment adviser” under the Investment Advisers Act. The Company has made available to the Purchaser prior to the date of this Agreement a true and correct copy of the Form ADV (Part I and Part II) of BAM as in effect on the date of this Agreement. Each of the Company and its Affiliates that is required to be is, and at all times required by the Investment Advisers Act has been, duly registered as an investment adviser under the Investment Advisers Act. Each of the Company and its Affiliates that are required by Applicable Law (other than the Investment Advisers Act) to be, are and at all times have been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification. Section 5B.1(a) of the Company Disclosure Letter sets forth any of the Company and its Affiliates that (i) is or has been an “investment adviser” within the meaning of the Investment Advisers Act or any other Applicable Law or (ii) is subject to any material Liability or disability by reason of any failure to be so registered, licensed or qualified.

(b)        Each of the Company and its Affiliates that is registered as an investment adviser with the SEC has in effect, and at all times required by Applicable Law has had in effect (i) a written policy regarding insider trading and the protection of material non-public information, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act, (iii) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties designed to assure compliance with Applicable Law (“Privacy Policies”), (iv) a proxy voting policy as required by Rule 206(4)-6 under the Investment Advisers Act, (v) policies and procedures with respect to business continuity plans in the event of business disruptions and (vi) all such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act (collectively, “Adviser Compliance Policies”), and has designated and approved a chief compliance officer in accordance with Rule 206(4)-7. Copies of all such Adviser Compliance Policies have been provided or made available to the Purchaser. All such Adviser Compliance Policies comply in all material respects with Applicable Law, including Sections 204A and 206 of the Investment Advisers Act, and there have been no material violations or written allegations by any employee or client of the Company and its Affiliates or any Governmental Authority or material violations of such Adviser Compliance Policies. The policies of each of the Company and its Affiliates with respect to avoiding conflicts of interest, to the extent they are required to be disclosed pursuant to Applicable Law, are as set forth in its most recent Form ADV.

(c)        Each of the Company and its Affiliates has complied in all material respects with all Applicable Law regarding the privacy of clients, customers and other Persons and, to the extent required by Applicable Law, has established and complied with its Privacy Policies.

(d)        Each of the Company and its Affiliates that is a registered investment adviser has adopted and implemented procedures or practices for the allocation of securities purchased for its clients that comply in all material respects with Applicable Laws, including procedures or practices relating to the allocation between sponsored Company Funds and sub-advised Company Funds or other accounts in which a Company Fund or any of the Company or its Affiliates has an interest.

(e)        Except as set forth in Section 5.11(a)(ii) of the Company Disclosure Letter, there are no contracts with any third party pursuant to which the Company, its Subsidiaries or BAM has agreed to pay a portion of its management fees or incentive allocations or fees received from the Funds to such third party.

(f)        None of the Company or any of its Affiliates is subject to any priority or exclusivity agreements or undertakings with respect to the distribution of any Company Account.

(g)        The Company has made available to the Purchaser all Contracts between any of the Company and its Affiliates, on the one hand, and individual investors, on the other hand, as well as all Funds Operative Documents, relating to each Company Account.

(h)        No Memorandum, as supplemented by additional disclosure as needed, at the time that it was used to offer interests in any Company Fund, failed to comply in all material respects with all Applicable Laws or contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made in such Memorandum not misleading in light of the circumstances under which such statements were made.

(i)        Each Company Account has been managed in all material respects in accordance with the description set forth in its Memorandum and governing documents.

(j)        Each of the Company and its Affiliates, to the extent required by Applicable Law, has adopted a written policy, maintains and is in compliance with Applicable Law relating to anti-money laundering, has a written customer identification program and is in compliance with Applicable Law and has complied with the terms of such programs in all material respects.

(k)        None of the Company, its Subsidiaries, or BAM or, to the Knowledge of the Sellers, any Person who is “associated with” (as that term is defined in the Investment Advisers Act) any of the Company, its Subsidiaries or BAM for purposes of the Investment Advisers Act is or has been, during the ten years prior to the date hereof, convicted of any crime (other than a misdemeanor traffic violation or similar misdemeanor) or is, or has been during such period, subject to any disqualification that, in either case, would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or the subject of a disclosure obligation pursuant to Rule 206(4)-4(b) thereunder, and as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Sellers, threatened that could result in any such disqualification, denial, suspension, revocation or require such disclosure.

(l)        Section 5B.1(l) of the Company Disclosure Letter identifies each deficiency letter, no-action letter and exemptive order issued to the Company or any of its Affiliates or Company Funds that remains applicable to its business as conducted on the date of this Agreement. Prior to the date of this Agreement, the Company has made available to the Purchaser a true and correct copy of each such no-action letter and exemptive order. The Company, its Affiliates or Company Funds, as applicable, have complied with all representations, terms and conditions of such no-action letters and exemptive orders necessary to rely on the relief granted thereby.

(m)        None of the Company, its Subsidiaries or BAM (i) are required by Applicable Law to be, or to have been, duly registered, licensed or qualified as a broker or dealer in any jurisdiction, (ii) is or has been a member of the Financial Industry Regulatory Authority (“FINRA”) or (iii) is or has been a “broker” or “dealer” within the meaning of the Exchange Act or any other Applicable Law.

(n)        None of the Company, its Subsidiaries or BAM (i) is required to be registered, licensed or qualified (or, if so required, has obtained an exemption from such registration, licensing or qualification) as a commodity pool operator, futures commission merchant, commodity trading adviser, bank, trust company, real estate broker, insurance company or insurance broker under any Applicable Law or is subject to any liability or disability by reason of any failure to be so registered, licensed or qualified or (ii) has received notice of any proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading adviser, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.

(o)        Each of the Company, its Subsidiaries, the Funds and BAM has complied with Applicable Law governing the receipt, use or provision of “brokerage and research services” (as such term is defined in Section 28(e) of the Exchange Act) through “soft dollar” arrangements or otherwise.

(p)        All performance information provided, presented or made available by the Company, its Subsidiaries, BAM or a Company Fund to any Client or potential client has complied in all material respects with Applicable Law and is not misleading in any material respect. Each of the Company, its Subsidiaries and BAM maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in a composite (current and historical performance results) as required by Applicable Law. Any investment performance earned by any Person at a firm other than the Company or its Subsidiaries and presented by any of the Company or its Subsidiaries as its business performance has complied in all material respects with Applicable Law.

(q)        None of the Company, its Subsidiaries, BAM or any Company Fund is (i) subject to Section 15 of the Investment Company Act or (ii) registered or required to be registered under the Investment Company Act.

5B.2   Company Funds.

(a)        Section 5B.2(a) of the Company Disclosure Letter contains a list of each Company Account as of June 30, 2010 and which sets forth (i) the name of each such Company Account, (ii) the amount of Assets Under Management or aggregate capital commitments as of June 30, 2010 in respect of each such Company Account, (iii) the amount of aggregate undrawn capital commitments, if any, in respect of each such Company Account which is a “draw down” fund and (iv) the amount of capital commitments or net asset value with respect to each Company Account that is not subject to management fees and/or carried interest (the “Company Account Schedule”).

(b)        Section 5B.2(b) of the Company Disclosure Letter lists, as of the date hereof, the Funds and each Investment Advisory Contract, arrangement for the payment of service fees and all administrative services or other service agreements, if any pertaining to the Funds, other than any such contract to which none of the Company, its Subsidiaries or BAM is a party. As to the Funds, there has been in full force and effect an Investment Advisory Contract at all times providing that BAM, the Company or its Subsidiaries (or predecessors thereto) were performing such services for the Funds, and each such Investment Advisory Contract pursuant to which BAM, the Company or its Subsidiaries has received compensation respecting its activities in connection with the Funds was duly approved in accordance with all Applicable Laws (as applicable to the Funds).

(c)        None of the Company, its Subsidiaries or BAM (or, in each case, any predecessors thereto) has at any time (i) sponsored any collective investment vehicles required to be registered as an investment company under the Investment Company Act, (ii) provided Investment Management Services to or through any investment company registered, or required to be registered, under the Investment Company Act, or (except for the Funds) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exclusions from such definition contained in Sections 3(c)(1), 3(c)(7) or 7(d) of the Investment Company Act, or (iii) provided Investment Management Services to or through any issuer or other Person that is required to be registered under the Applicable Laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

(d)        Since their initial offering, the shares or other ownership interests of the Funds (as applicable) have been offered for sale pursuant to, and in compliance with, a private placement or similar exemption from registration under the securities Laws of each jurisdiction in which they have been sold or offered for sale and in all cases, not involving any public offering. All of the outstanding shares or other ownership interests of the Funds (as applicable) are duly authorized, validly issued, fully paid and non-assessable, and none of such shares or other ownership interests has been offered for sale or issued in violation of any Applicable Laws. The Funds are entities duly formed, validly existing and in good standing or subsisting, as applicable, in the jurisdiction of their organization and are duly qualified to do business under all Applicable Laws to own, operate and lease their properties and to carry on their businesses in the places and in the manner as now conducted, in each case other than failures which would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prohibit or materially impair the Company or the Sellers’ ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder on a timely basis.

(e)        The Company has made available to the Purchaser true, correct and complete copies of the audited financial statements, prepared in accordance with the generally accepted accounting principles as in effect in the jurisdictions of organization of the

Funds or such generally accepted accounting principles as are agreed-upon and required in the applicable Investment Advisory Contract of each Fund for which audited financial statements are produced and available (with respect to each Fund, its “Applicable Fund GAAP”), of the Fund for its Fiscal Year (each hereinafter referred to as a “Fund Financial Statement”). Each Fund Financial Statement presents fairly in all material respects the consolidated financial position of the Fund in accordance with its Applicable Fund GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. Each Fund Financial Statement reflects and, to the extent required by Applicable Fund GAAP, discloses all material changes in accounting principles and practices adopted by the Fund during the periods covered by such Fund Financial Statement. None of the Funds has any Liabilities except (i) liabilities reserved in accordance with GAAP on the most recent balance sheet included in its Fund Financial Statement, (ii) liabilities incurred since the date of such balance sheet in the ordinary course of business of the Fund consistent with past practice, and (iii) contractual Liabilities and obligations incurred in the ordinary course of business consistent with past practice which are not required by GAAP to be reflected on such balance sheet. The Funds have not since their inception received a qualified opinion from its independent auditor. To the extent required, the Funds and the Investment Advisor have complied with the requirements of Rule 206(4)-2 under the Investment Advisers Act.

(f)         Each of the investments made by the Funds have been made in all material respects in accordance with its investment policies and restrictions set forth in the applicable Memorandum and the Organizational Documents of the Funds in effect at the time such investments were made and has been held in accordance in all material respects with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held.

(g)        None of the Company, its Subsidiaries or BAM or any Person who is an “affiliated person” (as such term is defined in the Investment Company Act) of the Company, its Subsidiaries or BAM receives or is entitled to receive any compensation directly or indirectly from the Funds or their security holders, other than as compensation for bona fide investment advisory, administrative or other services.

(h)        All material notifications to local regulatory and other bodies required by Applicable Laws have been made to permit such activities as are carried out by the Funds in the ordinary course and all material authorizations, licenses, consents and approvals required by Applicable Laws have been obtained in relation to the Funds.

(i)         To the extent the Funds have an administrator, prime broker, custodian or trustee, such Person is not an Affiliate of the Company or BAM.

(j)         Other than in respect of general partner obligations, none of the Company or its Subsidiaries is liable for any obligation of the Funds.

(k)        No material carry or fee revenue attributable to the Funds is payable to any Person other than a Person wholly owned by the Sellers in which the Purchaser will acquire an interest pursuant hereto (other than in respect of placement fees or advisory arrangements).

(l)        As of June 30, 2010, the Funds do not have a “net loss carryforward” that would require offsetting gains prior to accrual of incentive allocations or fees.

(m)        No return of previously paid carry has been required with respect to the Funds or is reasonably likely based on current valuations.

(n)        Section 5B.2(n) of the Company Disclosure Letter sets forth the current value of each Seller’s individual investment in each of the Funds as of June 30, 2010 (both directly and indirectly through the managing member of the Funds, or otherwise).

(o)        No Company Account has investors which are the subject of a pending default notice, or to the Knowledge of the Sellers, are in default under the terms of the governing documentation thereof.

(p)        No Company Account is the subject of any material excuse or exclusion rights with respect to the participation by investors therein in investments made thereby (other than customary excuse or exclusion rights which are required for tax, legal or regulatory reasons). To the extent any investor in any Company Account has exercised excuse or exclusion rights in any material respect with regards to participation in investments made by such Company Account, such excuses or exclusions (including the amount as to which such excuse or exclusion applies) are set forth in Section 5B.2(p) of the Company Disclosure Letter.

(q)        No Company Account is the subject of any priority or exclusivity arrangements with respect to the allocation of investment opportunities contained in the governing documentation of any such Company Account or otherwise that would materially restrict the ability to allocate investment opportunities among such Company Accounts and the Funds (it being understood that the general partners or management companies of such Company Accounts are subject to customary fiduciary duties in regards to the foregoing).

(r)        Section 5B.2(r) of the Company Disclosure Letter sets forth, with respect to each Company Account, (i) the net asset value or aggregate capital commitments of such Company Account, (ii) the proportion of net asset value or aggregate capital commitments of such Company Account that bears management fees and carried interest (and the rates applicable thereto), and (iii) the aggregate and remaining unused capital commitments of such Company Account (in the case of Company Accounts which are draw down funds).

(s)        Except as set forth in Schedule 5B.2(s), to the Knowledge of the Sellers, none of the Funds is an entity holding the assets of (i) an “Employee Benefit Plan” (as defined in Section 3(3) of ERISA) which is subject to ERISA or (ii) a “Plan” (as defined in Section 4975(e)(1) of the Code) which is subject to Section 4975 of the Code by reason of U.S. Department of Labor Regulation 2510.3-101 or otherwise (e.g., an entity of which 25% or more of any class of equity securities is held by entities described in (i) or (ii) above).

5B.3    Licensure of Individuals.

All of the Sellers and any other officers and employees of the Company or its Affiliates who are required by Applicable Law to be licensed or registered for the activities conducted by them in respect of the Company or its Subsidiaries are and at all times since January 1, 2007 (or such later time that such Persons began their association with the Company and its Affiliates), have been duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with which, such licensing or registration is so required. Each such registration or license is in full force and effect. Except as may be disclosed in Forms ADV filed by the Company or its Subsidiaries prior to the date of this Agreement and set forth in Section 5B.3 of the Company Disclosure Letter, none of such Persons is, or, since January 1, 2007, has been, subject to any material disciplinary or other material regulatory compliance Action or material complaint by a Governmental Authority, Client or Funds Client or any material disciplinary action by the Company or any of its Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as specifically contemplated by this Agreement or as set forth in the corresponding section of the Purchaser Disclosure Letter, the Purchaser represents and warrants to the Sellers that:

6.1                     Organization; Authority; No Approvals; No Conflict; No Consent; Authorizations.

(a)        The Purchaser has been duly incorporated or formed and is validly existing and in good standing (to the extent such concept exists) under the Laws of its jurisdiction of incorporation or organization. Where applicable, the Purchaser is duly qualified or licensed as a foreign corporation, partnership or other entity to do business and is in good standing (to the extent such concept exists) in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and the Purchaser has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected, to prohibit or materially impair the Purchaser’s ability to consummate the transactions contemplated hereby or perform their obligations hereunder on a timely basis.

(b)        The Purchaser has full right, authority and power under its respective Organizational Documents to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to issue the Equity Interests, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party, and the issuance of the Equity Interests, the performance by the Purchaser of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, of the Purchaser and no other action on the part of the Purchaser is required in connection herewith or therewith.

(c)        This Agreement and each Ancillary Agreement to which the Purchaser, is a party have been, or at the Closing will be, duly and validly executed and delivered by the Purchaser and, assuming the due and valid execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute, or will at the Closing constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law.

(d)        The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, and the issuance of, and terms of, the Equity Interests by the Purchaser does not and the consummation of the transactions contemplated hereby and thereby, and the performance of the obligations which the Purchaser is obligated to perform or cause to be performed hereunder and thereunder will not: (i) violate any provision of the Organizational Documents of the Purchaser; or (ii) assuming that all of the Consents or registrations with, and notices to, each Governmental Authority referred to in Section 6.1(e) of the Purchaser Disclosure Letter, all Purchaser Third Party Consents, and all other Consents have been obtained or, in the case of filings, registrations and notices, made, (A) conflict with or violate any Applicable Law, (B) require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Purchaser is a party or by which any of their respective properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of the Purchaser, except, in each case, for any such conflict, violation, termination, acceleration, default or Claim as would not reasonably be expected to prohibit or materially impair Purchaser’s ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder or thereunder on a timely basis.

(e)        All Governmental Approvals required for the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, the performance by it of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been, or will at the Closing will have been, obtained or made.

(f)        Except as described in Section 6.1(f) of the Purchaser Disclosure Letter, all consents (including the Funds Consents), authorizations, approvals or waivers from or notices to any party (other than a Governmental Authority) to any material Contract (collectively, the “Purchaser Third Party Consents”, and together with the Company Third Party Consents, the “Third Party Consents”) to which the Purchaser is a party or by which any of their respective properties are bound which is required for the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, the issuance of the Equity Interests and the performance by them of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been obtained or made.

(g)        All outstanding ownership interests in the Purchaser have been duly authorized and issued in accordance with its Organizational Documents, are fully paid and non-assessable (to the extent such concepts apply to limited partnership interests), were issued in compliance with all applicable securities laws and have not been issued in violation of any equity rights. Except as expressly granted pursuant to this Agreement and as set forth in Section 6.1(g) of the Purchaser Disclosure Letter, there are no outstanding equity rights with respect to the Purchaser, and neither the Purchaser or any other Subsidiary is a party to any Contract obligating the Purchaser or any other Subsidiary to issue, grant, adopt or enter into any equity right.

6.2                     Brokers.

No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

6.3                     Litigation.

There are no Actions pending, or to the Knowledge of the Purchaser, threatened before any Governmental Authority brought by or against the Purchaser. There are no outstanding Orders against the Purchaser.

6.4                    Securities Representations.

Purchaser is receiving the interest to be acquired by Purchaser hereunder for Purchaser’s own account for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act. Purchaser has such knowledge and experience in financial and business matters such that Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Purchaser is an “accredited investor” (as that term is defined in Regulation D under the Securities Act) or the transfer of the interests acquired by Purchaser otherwise satisfies an exemption from the registration requirements of the Securities Act.

ARTICLE VII

COVENANTS

7.1    Public Announcements.

Upon execution and delivery of this Agreement, except as required by Applicable Law or the rules of any securities exchange on which the securities of the Purchaser or any of its Affiliates are or are to be listed or traded, no news release or other public announcement pertaining to this Agreement or the transactions contemplated by this Agreement shall be made by or on behalf of any of the Purchaser, the Sellers, BAM, the Company or any of their respective Affiliates without the prior written approval of the Purchaser. For the avoidance of doubt, nothing contained in this Section 7.1 shall be construed to limit or prevent the Company or BAM from communicating with any Fund Client pertaining to this Agreement or the transactions contemplated by this Agreement, including without limitation, the notice to be sent to each of the Funds Clients, but in all cases subject to the form and substance that has been agreed by the Purchaser, the Company and BAM.

7.2                     Further Assurances.

(a)        From and after the Closing, each party hereto shall cooperate with the other parties hereto, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as may reasonably be required or desirable, or requested to be taken by the other parties hereto from time to time, including from and after the Closing Date, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, each of the (a) Active Principal Sellers and the Company, and, as applicable, the Exiting Principal Sellers, with respect to Sections 8.1 and 8.2, and (b) the Purchaser, with respect to Sections 8.1 and 8.3, shall use commercially reasonable efforts to cause the respective conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article VIII (other than those to be satisfied).

(b)        In the event that any Damages (as defined in Section 10.1) shall be suffered, paid or incurred by the Company, BAM, any Seller or any group of Sellers as a result of the Pending Action, the Purchaser, the Company and each of the Sellers hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Company, BAM, the Sellers or any group of Sellers that shall be held liable for such Damages shall pay for such Damages out of the Non-Managing Members FNI Sharing Percentage as defined in the Amended LLC Agreement.

7.3                     Consents.

(a)        The Active Principal Sellers, the Company and the Purchaser shall, and the Company shall cause its Subsidiaries to, and the Active Principal Sellers shall cause BAM and its Subsidiaries to, cooperate with one another (i) in determining whether any Consents are required, including Consents of any Governmental Authority or Contract counterparty and (ii) in taking such actions as may be required in connection therewith and seeking timely to obtain any such Consents. In addition, each of the Active Principal Sellers and the Company shall, and shall cause each of their respective Affiliates to, and, to the extent applicable, the Exiting Principal Sellers will, use their respective commercially reasonable efforts to obtain each of the Required Consents.

(b)        In furtherance of, and without limiting, Section 7.3(a), as soon as practicable following the date hereof, the Company will send and, to the extent necessary, will cause its Subsidiaries to send, a written notice in form and substance agreed to by the Purchaser, the Company and BAM, to inform each Fund Client of the transactions contemplated hereby, and will take such other actions complying with, or as may be reasonably necessary under, Applicable Law, the Funds Operative Documents or the terms of the applicable Investment Advisory Contracts to obtain any Required Consents and to approve the assignment, amendment or continuation, as appropriate, of any of the Fund’s Investment Advisory Contracts after the Closing in the manner contemplated hereby and pursuant to the Ancillary Agreements, so that, immediately following the Closing, the Company and its Subsidiaries may provide Investment Management Services and otherwise continue the business relationship with such Fund or Client on the same basis in all material respects as currently in effect between such Fund or Client and the Company, its Subsidiaries or BAM.

7.4                      Purchaser Access; Confidentiality.

(a)        Unless this Agreement is terminated pursuant to Section 11.1 hereof, the Active Principal Sellers, and, to the extent that any Exiting Principal Seller has any of the information listed below, will permit (or cause to be permitted) the Purchaser and its representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Funds, the Company and its Subsidiaries and to all premises, properties, personnel, books, records, contracts, and documents pertaining to the Funds, the Company and its Subsidiaries, and will furnish copies of all such books, records, contracts and documents and all financial, operating and other data, and other information as the Purchaser may reasonably request. No investigation by the Purchaser or other information received by the Purchaser pursuant to this Section 7.4 shall operate as a waiver or otherwise affect any representation, warranty, indemnity or other agreement given or made by any of the Sellers or the Company hereunder.

(b)        The Purchaser and the Seller have entered into a Confidentiality Agreement and they shall, and shall cause their respective Affiliates to, maintain the confidentiality of, and refrain from disclosing or using, any information of a confidential nature relating to the Business, the Company, the Sellers, the Purchaser and their Affiliates pursuant to the terms and conditions of such Confidentiality Agreement; provided that these confidentiality obligations, including the restrictions on disclosure and use, shall not apply with respect to any information, to the extent: (a) such information is or becomes publicly known through no act or omission of the Purchaser, the Sellers, the Company or their respective Affiliates, employees, members, managers, officers, agents and advisors; (b) such information becomes rightfully known to Purchaser, Sellers or Company or their respective Affiliates from a source other than Purchaser, Sellers or the Company, as the case may be, that does not owe a duty of confidentiality to with respect to such information; (c) the disclosure of such information is approved in writing in advance by Purchaser, Sellers or Company, as the case may be; (d) Purchaser, Sellers or the Company are legally compelled to disclose such information pursuant to applicable law or regulation (but only to the extent so compelled); or (e) such disclosure or use is in connection with the enforcement of this Agreement or any rights hereunder.

7.5                      No Solicitation of Alternative Transactions.

From the date hereof through the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 11.1 hereof, without the prior consent of the

Purchaser, none of the Active Principal Sellers, the Company or any of their respective Affiliates, representatives or advisors, shall, directly or indirectly, through an agent or otherwise, solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or BAM, or any merger, consolidation, business combination, sale of substantial assets or of a substantial amount of assets, sale of securities, liquidation, dissolution or similar transactions involving the Company or BAM, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person in connection with any of the foregoing any information with respect to the Company’s, its Subsidiaries’ or BAM’s business, properties or assets or any of the foregoing; or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing. The Active Principal Sellers or the Company, as applicable, shall notify the Purchaser or cause the Purchaser to be notified promptly if any such proposal or offer, or any inquiry or contact with or from any Person with respect thereto, is made.

7.6                      Noncompetition.

(a)        Except as set forth in Section 7.6(g) hereof, each Active Principal Seller agrees that unless (i) in the aggregate the Funds have at least $1 billion in Assets Under Management (the “Funds Capacity Benchmark”) or (ii) the Company terminates either an Active Principal Seller or BAM as a member of the Company without Cause (as that term is defined in the Amended LLC Agreement), (x) such Active Principal Seller shall devote as much of his professional time as is commercially reasonable to manage BAM and to provide investment management services to the Funds and (y) neither such Active Principal Seller nor any of its Affiliates shall, without the prior written consent of the Purchaser (which consent may be withheld in the Purchaser’s sole and absolute discretion):

(i)        engage, either directly or indirectly, as a principal, employee or for its own account or solely or jointly with others, in any business that competes with the Business as it exists on the Closing Date;

(ii)       give information or financial assistance to, or make any investment in, any business or activity that competes with the Business as it exists on the Closing Date; or

(iii)      solicit for hire or hire, or solicit for hire or hire on behalf of any third party, any individual who is or has been a management employee of the Company or any of its present or future Subsidiaries or BAM, unless and until such management employee has not been an employee of any of the Purchaser, the Company, BAM and their respective Subsidiaries for at least 12 months.

(b)        Except as set forth in this subparagraph (b) or in Section 7.6(g), unless the Company terminates an Active Principal Seller or BAM as a member of the Company without Cause (as defined in the Amended LLC Agreement), each Active Principal Seller agrees that neither he nor any of his Affiliates shall, without the prior written consent of the Purchaser (which consent may be withheld in the Purchaser’s sole and absolute discretion) permit any investor in any of the Funds as of the first date the Funds Capacity Benchmark is met (the “Benchmark Date”) to be an investor in any other fund or similar vehicle affiliated with the Active Principal Sellers unless such investor is also an investor in the Fund in an amount no less than the amount invested as of the Benchmark Date.

(c)        After the Funds (on a combined basis) reach the Funds Capacity Benchmark, if any Active Principal Seller or its Affiliates create or manage a fund or similar investment vehicle with the same or similar strategy, then at any time the Funds’ Assets Under Management fall below the Funds Capacity Benchmark, it is agreed that the Active Principal Sellers will include in the calculation of Applicable AUM, Funds Capacity Benchmark and Sharing Percentage (as defined in the Amended LLC Agreement) Assets Under Management from such other fund or investment vehicle (paying the same management fees and incentive allocation or fees as the assets found in the Funds, unless such requirement is waived by the Purchaser) as is required so that the Funds’ Assets Under Management again reaches the Applicable AUM and Funds Capacity Benchmark.

(d)        The Purchaser hereby consents to, after the Closing, BAM advising separately managed accounts that have an initial investment of more than twenty-five million dollars ($25,000,000) (and, for avoidance of doubt, in calculating the initial investment for such separately managed account BAM cannot aggregate separately managed accounts of multiple investors investing less than twenty-five million dollars ($25,000,000)); provided, however, that:

           (i)         the Active Principal Sellers, BAM and their Affiliates shall not solicit, or in any manner encourage, any investor that qualifies to be an investor in any Fund to invest in a separately managed account;

           (ii)        in all cases, such separately managed accounts shall not be included in the calculation of the Funds Capacity Benchmark; and

           (iii)      so long as the Funds, collectively, have not achieved the Funds Capacity Benchmark, the Funds shall remain open to additional investors and to new investments.

If any Fund is closed to new investors, or is no longer accepting new investments, and the Funds, collectively, have not achieved the Fund Capacity Benchmark, then the Active Principal Sellers agree that BAM shall not accept or advise newly created separately managed accounts of any kind (but may accept additional managed account investments by existing separately managed account clients in existing separately managed accounts).

Additionally, the Purchaser hereby agrees that it will not participate in fees provided to the Company from separately managed accounts that exist at the time of the Closing, as set forth in Section 7.6(d) of the Company Disclosure Letter, and, subject to the terms of this subparagraph, it will not participate in fees provided to the Company from separately managed accounts of more than twenty-five million dollars ($25,000,000) entered into in the future by BAM; provided, however, that BAM may advise a separately managed account for the Bank of America platform in an amount less than twenty-five million dollars ($25,000,000) until June 30, 2011, at which time: i) if the Assets Under Management in such separately managed account are less than twenty-five million dollars ($25,000,000), the account shall no longer be excluded from the calculation of Applicable AUM for the Funds and the Purchaser shall be entitled to participate in fees as provided in this Agreement; or ii) if the Assets Under Management in such separately managed account is equal to or greater than twenty-five million dollars($25,000,000), the account shall remain a separately managed account for which the Purchaser is not entitled to participate in fees.

(e)        Upon the liquidation or otherwise closing of a Fund as a result of a decision by Oren Cohen to retire, or if Oren Cohen otherwise decides to cease to be actively engaged in managing the operations of BAM or the Funds, Oren Cohen agrees that if, within five (5) years of such Funds closing, he subsequently engages, either directly or indirectly, as a principal, employee or for his own account or solely or jointly with others, or organizes or otherwise advises, for his own account or for others another fund or investment vehicle or account of substantially the same investment style as the Funds, the Purchaser will be granted the same voting, economic and other rights flowing from such other fund or investment vehicle or account as though it was the Funds. Curt Schade agrees that if he retires or otherwise ceases to be actively engaged in managing the operations of BAM or the Funds, he shall not engage either, directly or indirectly, as a principal, employee or for his own account or solely or jointly with others, in any business that competes with BAM for a period of one (1) year, and he agrees that the track record of the Funds (individually or in the aggregate) shall remain the property of such Fund and he shall not have the right to use or market such track record.

(f)        Additionally, the Exiting Principal Sellers agree, for a period of three (3) years from the earlier to occur of the Closing Date or the Benchmark Date, that each Exiting Principal Seller shall not engage in, either directly or indirectly, as a principal, employee, or solely or jointly with others, another fund or investment vehicle that charges management fees and/or incentive allocations or fees for the provision of investment advice and has the same investment style (as defined below) as the Funds. Furthermore, the Exiting Principal Sellers agree for a period of five (5) years from the Closing Date (i) not to use “Brownstone Asset Management” or “Brownstone Partners Catalyst Fund” in the name of, or relating to, any fund, investment vehicle that charges management fees and/or incentive allocations or fees for the provision of investment advice, (ii) not to promote, or otherwise reference the track record of the Funds in any marketing or any investment document for any fund, investment vehicle that charges management fees and/or incentive allocations or fees for the provisions of investment advice which the Exiting Principal Sellers may, directly or indirectly, own, control or otherwise become associated with in any capacity, and (iii) shall not receive fees or any other compensation from any current Client of the Funds without the prior consent of the Purchaser. For the purposes of this Agreement, the phrase “the same investment style” shall mean the investment in distressed and high yield securities either long or short or both with the same style and investment objectives as the Funds, and having a portfolio of such securities in excess of fifteen (15) holdings at any one time. For the avoidance of doubt, the Exiting Principal Sellers are free of any restrictions relating to investing or trading for (I) their broker dealer entities or any of their Affiliates with the same investment style as the Funds, so long as they do not provide management services in exchange for any form of management fee and/or incentive allocation or fee, (II) their own accounts, or (III) the investment accounts of their Immediate Family.

(g)        The Active Principal Sellers acknowledge that the Purchaser is relying on the good faith efforts of the Active Principal Sellers to continue to operate BAM and the Funds. Additionally, the Exiting Principal Sellers acknowledge that the Purchaser is relying on the Exiting Principal Sellers to abide by the terms and conditions set forth in Section 7.6(f). If any provision contained in this Section 7.6 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. The Sellers acknowledge that the Purchaser would be irreparably harmed by any such breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach. The Sellers agree that the Purchaser shall be entitled to injunctive relief requiring specific performance by the Sellers of this Section, and the Seller consents to the entry thereof.

7.7                       Conduct of Business Pending the Closing Date.

Each of the Active Principal Sellers agree that, after the date hereof and prior to the Closing or earlier termination hereof, unless specifically provided for herein, in Section 7.7 of the Company Disclosure Letter, or pursuant to the prior written consent of the Purchaser (which consent will not be unreasonably withheld, delayed or conditioned) each of the Active Principal Sellers and the Company will and, where appropriate, will cause the Subsidiaries of the Company to:

(a)        cause the Business to be conducted only in the ordinary course consistent with past practice in material compliance with Applicable Law;

(b)        prevent any change to the Organizational Documents of the Company or any of its Subsidiaries;

(c)        refrain from entering into any new Contract that would have been, if effective as of the date hereof, a Material Contract, or to prevent any amendment of or alteration to any existing Material Contract (except in the ordinary course of business), in each case excluding Investment Advisor Contracts or any subscription (or similar) agreement with any new or existing Funds Client;

(d)        prevent any change in the authorized, issued or outstanding interests of the Company and its Subsidiaries (other than changes to such interests of the

Company’s Subsidiaries resulting solely from the issuance or redemption of such securities by the Company or a wholly-owned Subsidiary of the Company);

(e)        prevent the payment of any carried interest or return of capital or other distributions owed or payable to the Company or its Subsidiaries;

(f)        use their commercially reasonable efforts to preserve the business organization and structure of the Company and its Subsidiaries and BAM, and to keep available the services of the present employees and agents of the Company, its Subsidiaries and BAM and to preserve the good will of customers, suppliers, employees and others having business relations with the Company, its Subsidiaries and BAM;

(g)        consistent with past practice, maintain all assets owned, leased or regularly used by the Company, its Subsidiaries and BAM in good operating condition and repair, ordinary wear and tear excepted, and will maintain existing insurance coverage on such assets as well as other existing insurance coverage;

(h)        refrain from, in a single transaction or a series of related transactions, selling, leasing, pledging, encumbering or otherwise disposing of, or agreeing to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of the material assets of the Business, other than in the ordinary course of business consistent with past practice;

(i)        refrain from, (i) incurring any Indebtedness; (ii) issuing any debt securities or assuming, guaranteeing or endorsing, or otherwise as an accommodation become responsible for, the obligations of any Person; (iii) making any loans, advances, capital contributions or investments in any Person except in the ordinary course of business consistent with past practice; or (iv) authorizing capital expenditures or purchases of fixed assets, in each case, other than in the ordinary course of business consistent with past practice;

(j)        except as (x) as contemplated by this Agreement or (y) as required by applicable laws, refrain from:

(i)        granting any increases in the compensation of any of its current, former or prospective directors, officers, consultants or employees inconsistent with past practice and outside of the ordinary course of business;

(ii)       paying or agreeing to pay to any current, former or prospective director, officer, consultant or key employee of the Company or its Subsidiaries, whether past or present, any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Company Benefit Plans as in effect on the date hereof; or

(iii)      enter into any new, or amend any existing employee benefit plan employment, severance or termination agreement or arrangement with any current, former or prospective director, officer, consultant or key employee or current or prospective employee of any of the Company or its Subsidiaries;

(k)        refrain from adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the consummation of, the transactions contemplated hereby;

(l)        refrain from settling any Action or Claim if the Company or any of its Subsidiaries would be required to pay in excess of twenty-five thousand dollars ($25,000) individually or in the aggregate or if such settlement would obligate the Company or any of its Subsidiaries to take any material action or restrict the Company, any of its Subsidiaries or the Business in any material respect from taking any action at or after the Closing;

(m)        refrain from amending (unless any such amendment reduces the fees to be shared with the counterparty) or extending the term of any fee sharing agreement set forth in Section 5.11(a)(ii) of the Company Disclosure Letter; and

(n)        refrain from authorizing any of, or committing or agreeing to take any of, the foregoing actions.

7.8                     Continued Employment of the Active Principal Sellers After the Closing Date.

Each of the Active Principal Sellers agrees to devote as much of his professional time as is commercially reasonable to manage BAM and to provide investment management services to the Funds following the Closing Date in a professional and competent manner.

7.9                     Actions of the Active Principal Sellers After the Closing Date.

The Active Principal Sellers shall, after the Closing Date hereof, maintain the investment they have made pursuant to Section 2.1(e) for a period of three (3) years from the date such new minimum capital contribution was made by such Seller.

7.10                Additional Investment Right.

The Active Principal Sellers and Company agree that, after the date hereof, the Purchaser and its Affiliates shall have the right (in the Purchaser’s sole and absolute discretion) to invest in the Funds, directly or indirectly, in the ordinary course of business for standard fees and expenses, for so long as the Funds are open for investment.

ARTICLE VIII

CONDITIONS TO THE CLOSING

8.1                     Conditions to Obligations of Each Party.

The respective obligations of the Purchaser, the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Purchaser (on behalf of itself) and the Active Principal Sellers (on behalf of themselves and the Company) of the following conditions on the Closing Date and on the Second Payment Date, as applicable:

(a)        No Injunction.  At the Closing Date and on the Second Payment Date, there shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated hereby or (ii) pending Action which seeks to restrain or prohibit the consummation of the other transactions contemplated hereby.

(b)        Regulatory Authorizations.  All Governmental Approvals required for the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the Sellers and the Purchaser and any of their respective Affiliates party thereto, for the performance by any of them of their respective obligations hereunder and for their consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect.

(c)        Restated Organizational Documents.    Each of the Restated Organizational Documents, in form and substance reasonably satisfactory to the Active Principal Sellers, the Company, and the Purchaser, shall have been executed and delivered by the Company, the Active Principal Sellers, the Purchaser and/or their respective Affiliates party thereto, as applicable, to be effective as of the Closing Date.

(d)        Ancillary Agreements.  Each of the Ancillary Agreements, in form and substance reasonably satisfactory to the Sellers, the Company, and the Purchaser, shall have been executed and delivered by the Company, the Purchaser, the Sellers or their respective Affiliates party thereto, as applicable.

8.2                    Additional Conditions to the Obligations of the Purchaser.

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Purchaser) of each of the following additional conditions, on the Closing Date and on the Second Payment Date, as applicable:

(a)        Representations and Warranties.  Each of the representations and warranties of the Sellers contained in Article IV, Article V and Article VB of this Agreement shall be true and correct in all material respects as of the Closing Date and the Second Payment Date as if made as of such date (except to the extent that any representation and warranty is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), and, for the avoidance of doubt, the Seller Fundamental Representations and each of the representations and warranties in such Articles qualified as to a Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date and as of the Second Payment Date, as if made on such date.

(b)        Performance of Covenants.    The Company and the Sellers shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on such date.

(c)        Certificate.  The Purchaser shall have received (i) a certificate of each of the Company and the Sellers, dated as of the Closing Date and as of the Second Payment Date, as applicable, executed by an authorized officer or member on behalf of the Company and each of the Sellers, to the effect that the conditions specified in Sections 8.2(a) and 8.2(b) above have been fulfilled and (ii) a statement issued by the Company in compliance with Treasury Regulations Section 1.1445-11T(d)(2)(i).

(d)        Company Material Adverse Effect.  There shall not have been a Company Material Adverse Effect.

(e)        Consents.  The Company and the Sellers shall have obtained the Required Consents and such Required Consents shall be in full force and effect.

(f)        Financial Statements.  The Company shall not be required to consolidate the financial statements of the Funds under GAAP.

(g)        Management and Incentive Fees.  Arrangements shall be in place whereby the Company receives one hundred percent (100%) (as adjusted for any amounts received by any third party marketer as set forth in Section 5.11(a)(ii) of the Company Disclosure Letter) of all gross management fees and incentive allocations or fees payable by the Funds after the Closing, or payable by another fund or investment vehicle or account of substantially the same investment style as the Funds after the Closing.

(h)        IPO.  In regard to the payment due on the Closing Date, an Affiliate of the Purchaser shall have consummated an Initial Equity Offering resulting in net proceeds to the Purchaser sufficient, in the good faith discretion of the Purchaser, to fulfill its obligation to pay the Purchase Price and such other obligations the Purchaser may have in respect of the other parties hereto.

(i)        Continued Employment of the Active Principal Sellers.  Each of the Active Principal Sellers shall be devoting as much of his professional time as is commercially reasonable to manage BAM and to provide investment management services to the Funds, in a professional and competent manner.

(j)        Key Man Life Insurance.      The Active Principal Sellers shall have used commercially reasonable efforts to cooperate with the Purchaser to, at the Purchaser’s option, obtain key man life insurance on Oren Cohen in an aggregate amount at least equal to ten million dollars ($10,000,000).

8.3                 Additional Conditions to the Obligations of the Company and the Sellers.

The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Active Principal Sellers (on behalf of the Company and the Sellers)) as of the Closing of each of the following additional conditions:

(a)        Representations and Warranties.  Each of the representations and warranties of the Purchaser contained in Article VI shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent that any such representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date) and, for the avoidance of doubt, the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date.

(b)        Performance of Covenants.  The Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)        Certificate.  The Company shall have received a certificate of the Purchaser, dated the Closing Date, executed by an authorized officer or member on behalf of the Purchaser, to the effect that the conditions specified in Sections 8.3(a) and 8.3(b) above have been fulfilled.

ARTICLE IX

TAX MATTERS

9.1                      Responsibility for Filing Tax Returns.

(a)        The Sellers, with the assistance of the Purchaser, shall timely prepare or cause to be prepared in a manner consistent with past practice all Tax Returns relating to the Company for all Pre-Closing Tax Periods, and shall timely pay or cause to be timely paid all Taxes of the Company or any of its Subsidiaries, if any, due with respect to such Tax Returns. The existing managing member of the Company immediately prior to the Closing shall remain the tax matters partner for the Pre-Closing Tax Periods. The Sellers shall retain the rights to make all decisions as to tax matters for Pre-Closing Tax Periods to the extent that such decisions could not reasonably be expected to have a material adverse impact on the Taxes of the Purchaser (for the avoidance of doubt, including its direct or indirect owners) or the Company or any of its Subsidiaries in a taxable period or portion thereof beginning after the Closing Date; provided, however, that Purchaser shall retain control, and the existing managing member of the Company as tax matters partner shall not settle without the consent of the Purchaser, any matters relating to Taxes for which the Sellers are not liable hereunder.

(b)        For any Straddle Period of the Company or any of its Subsidiaries, the Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns relating to the Company or any of its Subsidiaries required to be filed. The Company or any of its Subsidiaries shall timely pay all Taxes due by the Company or any of its Subsidiaries with respect to such Tax Returns; provided that if any portion of the Taxes due with respect to such Tax Returns is allocable to the Sellers under Section 9.2, the Sellers shall pay such amount to the Company or any of its Subsidiaries as promptly as reasonably practicable (and in any event no later than five (5) Business Days before such Taxes are due and payable). Each of the

Purchaser and the Sellers shall have an opportunity to review and comment on each such Tax Return described in the preceding sentence prior to the filing thereof.

(c)        The Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns relating to the Company or any of its Subsidiaries for any Post-Closing Tax Period and the Company shall remit any entity-level Taxes, if any, due in respect of such Tax Returns.

9.2                       Tax Apportionment.

In the case of entity-level Taxes that are payable by either the Company or any of its Subsidiaries with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:

(a)        in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 9.6), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and

(b)        in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

9.3                   Cooperation; Audits.

(a)        If a claim shall be made by any Governmental Authority with regard to Taxes, which, if successful, might result in an indemnity payment pursuant to Section 10.1 or 10.2, then the Purchaser shall give notice to the Sellers or the Sellers shall give notice to the Purchaser, as applicable in writing of such claim and of any counterclaim the Purchaser or the Sellers propose to assert, as applicable (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(b)        With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Sellers, solely at their own cost and expense, may control all proceedings. Notwithstanding the foregoing, the Sellers shall not settle such Tax Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Purchaser, and counsel of its own choosing, shall have the right to participate fully, at its own expense, in all aspects of the prosecution or defense of such Tax Claim if they reasonably determine that such Tax Claim could have a material adverse impact on the Taxes of the Purchaser, the Company, any of its Subsidiaries, or any of their Affiliates, in a taxable period or portion thereof beginning in a Post-Closing Tax Period.

(c)        With respect to any Tax Claim relating to a Post-Closing Tax Period, the Purchaser shall control all proceedings with respect to any Tax Claim. The Sellers shall have no right to participate in the conduct of any such proceeding. Notwithstanding the foregoing, the Sellers, and counsel of their own choosing, shall have the right to participate fully, at their own expense, in all aspects of the prosecution or defense of such Tax Claim if they reasonably determine that such Tax Claim could have a material adverse impact on the Taxes of the Company, any of its Subsidiaries or any of its Affiliates, or the Sellers in a Pre-Closing Tax Period or any portion of a Straddle Period prior to the Closing Date.

(d)        The Purchaser shall control, and each of the Purchaser and the Sellers shall participate in, all proceedings taken in connection with any Tax Claim relating to Taxes of any of the Company and its Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses. Neither the Purchaser nor the Sellers shall settle any such Tax Claim without the prior written consent of the other.

(e)        The Sellers, the Company, each of the Company’s Subsidiaries, and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

9.4                  Seller Proceeds Adjustment.

The parties agree that any indemnity payment under this Agreement shall be treated as an adjustment to the Seller Proceeds for Tax purposes, unless otherwise required by Applicable Law.

9.5                     Section 754 Election.

The Sellers shall cause the Company to make and maintain an election under Section 754 of the Code for the taxable year of the purchase by the Purchaser of the interests hereunder. To the extent that the transactions contemplated by the Closing, including any restructuring of the ownership of the interests of the Company, result in a termination of the partnership tac treatment under Section 708, the parties agree that the Company will make a new election for the resulting entity to again treat the Company as a partnership for tax purposes that would be effective in its first tax year following the Closing.

9.6                     Transfer Taxes.

All documentary, sales, use, stamp, registration and other such Taxes, including any transfer Tax on the transfer of real property interest, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne thirty percent (30%) by the Purchaser and seventy (70%) by the Sellers.

9.7                     Termination of Tax Sharing Agreements.

All Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party shall be terminated and settled on or prior to the Closing Date such that there is no further liability thereunder.

ARTICLE X

INDEMNIFICATION

10.1                     Indemnification by the Sellers.

(a)        From and after the Closing Date, subject to the other provisions of this Article X, each of the Sellers severally, with respect to Article IV and severally when the Active Principal Sellers and the Exiting Principal Sellers make separate covenants in Article VII, and jointly for all other purposes for which indemnification is provided hereunder (but only to the extent of the respective percentages set forth in Section 5.1 of the Company Disclosure Letter), agree to indemnify the Purchaser and its officers, directors, employees and Affiliates (including the Company) (collectively, the “Indemnified Purchaser Persons”) and to hold each of them harmless from and against any and all Actions, liabilities, losses, costs, damages, expenses or penalties, and reasonable attorneys’ fees, expenses and disbursements in connection with any Action against such Person whether or not arising out of or resulting from any Third Party claim (collectively, “Damages”), suffered, paid or incurred by such Indemnified Purchaser Person to the extent resulting from or caused by: (i) any breach of any of the representations and warranties made by the Sellers to the Purchaser in Article IV and made by the Sellers to the Purchaser in Article V and Article VB of this Agreement, or of any breach of any representation or warranty in respect thereof contained in any certificate delivered by the Company or the Sellers pursuant to this Agreement; provided, however, in regard to Barret Naylor, Douglas B. Lowey and The Lowey Family Spray Trust the indemnity obligation under this subparagraph shall be limited to actions, activities, information and facts that existed prior to and including April 1, 2010, (ii) any breach by the Company, the Active Principal Sellers or the Exiting Principal Sellers, as applicable, of any covenant or agreement contained in this Agreement or (iii) any Taxes attributable to a Pre-Closing Tax Period allocable to the Sellers under Sections 9.1, 9.2 and any Taxes that the Sellers are liable for under Section 9.6.

(b)        Notwithstanding anything to the contrary in this Section 10.1, the Indemnified Purchaser Persons shall be entitled to indemnification pursuant to Section 10.1(a) with respect to any claim for indemnification pursuant to Section 10.1(a)(i) (other than for a breach of representations or warranties set forth in Section 5.7 (Taxes)):

(i)        other than in respect of claims for indemnification arising out of, resulting from or caused by a breach of the Seller Fundamental Representations, only if, and then only to the extent that the aggregate Damages to all Indemnified Purchaser Persons (without duplication), with respect to all such claims, exceed One Hundred Fifty Thousand Dollars ($150,000) (the “Deductible”), whereupon (subject to the provisions of clause (ii) below) the

Sellers shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible;

(ii)       only with respect to claims for indemnification made on or before the date that is 24 months after the Closing Date; provided, that with respect to claims for indemnification arising out of, resulting from or caused by a breach of the Seller Fundamental Representations and the representations and warranties set forth in Sections 5.7 (Taxes) and 5.13 (Benefit Plans), the Indemnified Purchaser Persons shall be entitled to indemnification pursuant to Section 10.1(a)(i) with respect to any such claim indefinitely or until the latest date provided for their survival in Section 12.1; and

(iii)      only to the maximum amount of Damages of one million nine hundred thousand dollars ($1,900,000) (the “Cap”), provided that such Cap shall not apply to the Seller Fundamental Representations, provided further that damages for the breach of any Seller Fundamental Representation shall be limited to actual damages only and in no event shall include consequential or punitive damages.

10.2                     Indemnification by Purchaser.

(a)        From and after the Closing Date, subject to the other provisions of this Article X, the Purchaser agrees to indemnify the Sellers (collectively, the “Indemnified Seller Persons”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by such Indemnified Seller Person to the extent resulting from or caused by (i) any breach of any of the representations and warranties made by the Purchaser to the Sellers in Article VI of this Agreement or of any breach of any representation by Purchaser in respect thereof contained in any certificate delivered pursuant to this Agreement, (ii) any breach by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement, or (iii) any Taxes attributable to a Post-Closing Tax Period allocable to the Purchaser under Sections 9.1, 9.2 and any Taxes that the Purchaser is liable for under Section 9.6.

(b)        Notwithstanding anything to the contrary in this Section 10.2, the Indemnified Seller Persons shall be entitled to indemnification pursuant to Section 10.2(a)(i) with respect to any claim for indemnification pursuant to Section 10.2(a)(i):

(i)        other than in respect of claims for indemnification arising out of, resulting from or caused by a breach of the Purchaser Fundamental Representations, only if, and then only to the extent that the aggregate Damages to all Indemnified Seller Persons (without duplication), with respect to all such claims, exceed the Deductible, whereupon (subject to the provisions of clause (ii) below), the Purchaser shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and

(ii)       only with respect to claims for indemnification made on or before the date that is 24 months after the Closing Date; provided, that with respect to claims for indemnification arising out of, resulting from or caused by a breach of the Purchaser Fundamental Representations, the Indemnified Seller Persons shall be entitled to indemnification pursuant to Section 10.2(a)(i) with respect to any such claim indefinitely or until the latest date provided for their survival in Section 12.1; and

(iii)      only to the amount of the Cap, provided that such Cap shall not apply to the Purchaser Fundamental Representations, provided further that damages for the breach of any Purchaser Fundamental Representation shall be limited to actual damages only and in no event shall include consequential or punitive damages.

10.3                     Indemnification Procedures.

(a)        If an Indemnified Purchaser Person or an Indemnified Seller Person (each, an “Indemnified Person”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article X (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Person shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Sellers (if indemnification is sought from the Sellers) or Purchaser (if indemnification is sought from the Purchaser) (in either such case, the “Indemnifying Party”); provided that if the event or occurrence giving rise to such claim for indemnification is, or relates to an Action brought by a Third Party, such Claim Notice must be provided by such Indemnified Person within ten (10) Business Days following receipt of notice of such claim, suit, action or Action by such Third Party; provided, further, that failure to give notice as specified herein shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced by such failure. Each Claim Notice shall describe the claim in reasonable detail.

(b)        If any claim or demand by an Indemnified Person under this Article X relates to a claim, suit or proceeding filed or made against an Indemnified Person by a Third Party (a “Third Party Claim”), the Indemnifying Party may elect at any time within thirty (30) days of receipt of notice of Third Party Claim to negotiate a settlement or a compromise of such Third Party Claim or to defend such Third Party Claim, in each case at its sole cost and expense and with its own counsel (which shall be reasonably acceptable to Indemnified Person); provided, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim seeking equitable relief. In no event shall any Indemnified Person settle any Third Party Claim without the written consent of the Indemnifying Party. If the Indemnifying Party elects to defend any such Third Party Claim, then the Indemnified Person shall be entitled to participate in such defense with its own counsel, at such Indemnified Person’s sole cost and expense unless the Indemnified Person in good faith determines that there is an actual conflict of interest with the Indemnifying Party in respect of such Third Party Claim, in which case the Indemnifying Party shall be liable for the fees and expenses hereunder of one law firm for all the Indemnified Entities, in addition to local counsel in each applicable jurisdiction, with respect to such Third Party Claim. If, within ten (10) Business Days of receipt from an Indemnified Person of any Claim Notice with respect to a Third Party Claim, the Indemnifying Party (i) advises such

Indemnified Person in writing that the Indemnifying Party will not elect to defend, settle or compromise such Action or (ii) fails to make such an election in writing, such Indemnified Person may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, assume the defense of such Third Party Claim. Unless and until the Indemnifying Party makes an election in accordance with this Section 10.3(b) to assume the defense of such Third Party Claim, all of the Indemnified Person’s reasonable out-of-pocket costs and expenses arising out of the defense of any such Third Party Claim for Damages shall be subject to indemnification hereunder to the extent provided herein. Each Indemnified Person shall make available to the Indemnifying Party all information reasonably available to such Indemnified Person relating to such Action. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to help ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such Third Party Claim, then the Indemnified Person shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Person’s sole cost and expense. With respect to any Third-Party Claim subject to indemnification hereunder, both the Indemnified Person and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel.

10.4                     General.

(a)        In determining for purposes of this Article X whether a representation or warranty has been breached and in calculating Damages hereunder with respect to such breach, any limitations set forth in such representation and warranty as to “materiality” (except with respect to the first sentence of Section 5.6(a)) shall be disregarded.

(b)        The Indemnifying Party shall not be subrogated to any right of action (whether pursuant to contract, arising under Applicable Law or otherwise) which the Indemnified Person may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

(c)        The indemnification provided in this Article X shall be the exclusive monetary remedy available to any party hereto after the Closing with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or in any certificate delivered pursuant to this Agreement, other than in the case of actual fraud.

(d)        Any indemnification payment hereunder shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party may designate to the Indemnifying Party in writing.

(e)        The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement of any other party contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of each party hereto and any Person’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of its advisors, consultants or representatives) or by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any waiver by any party hereto of any condition set forth in Article VIII.

(f)        Notwithstanding anything to the contrary in this Agreement, nothing herein shall modify, amend, alter or limit any existing or future indemnification contained in any Organizational Document, Investment Advisory Contract or any advisor agreement or arrangement, or in any other agreement.

(g)        No party shall be entitled to offset any indemnification claim or alleged indemnification claim that such party may have against another party hereto against any amounts such Indemnified Person otherwise is obligated to pay to such potential indemnitor pursuant to this Agreement or otherwise; provided, that in the event that the Indemnifying Party does not pay any amount determined by the final and non-appealable judgment or settlement of a court of competent jurisdiction to be due the Indemnified Person, the Indemnified Person shall be entitled to set-off any such finally determined amounts against any amounts that the Indemnified Person may owe the Indemnifying Party.

(h)        Subject in all events to the Cap provided in Sections 10.1(b) and 10.2(b), as applicable, the amount of any indemnification payment to be made by any Indemnifying Party under this Agreement shall be (i) increased to take account of any net tax cost (including by increase of income by virtue of decreased tax basis or otherwise) actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder and (ii) reduced to take into account (in assessing the Damages suffered by the Indemnified Person) any related net tax benefits (including by reduction of income by virtue of increased tax basis or otherwise) actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages, insurance recoveries and similar related benefits, recoveries or payments that such Indemnified Person has received as a result of the circumstance, event or occurrence giving rise to such underlying claim, and any such related benefits, recoveries or payments received by an Indemnified Person hereunder following its receipt of indemnification payments hereunder shall be reimbursed to the Indemnifying Parties to the extent failure to do so would result in a recovery by the Indemnified Person of more than one hundred percent (100%) of their Damages. In computing the amount of any such tax cost or tax benefit, the Indemnified Party or its Affiliates shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any Damages; provided, that, if a tax cost or tax benefit is not realized in the taxable period during which an Indemnifying Party makes an indemnification payment or the Indemnified Party or its Affiliates incurs or pays any Damages, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net tax costs and tax benefits realized by the parties hereto in each such subsequent taxable period. If an Indemnified Party or its Affiliates receives any such recovery in respect of a claim which would result in a recovery by the Indemnified Person of more than one hundred percent (100%) of its Damages for such claim after an indemnification payment by the

Indemnifying Party has been made, then such Indemnified Party or its Affiliates shall promptly reimburse the Indemnifying Party for any payment made up to the excess amount received by the Indemnified Party or its Affiliates.

ARTICLE XI

TERMINATION

11.1                     Grounds for Termination.

(a)        This Agreement may be terminated at any time prior to the Closing:

(i)        by mutual written agreement of the parties;

(ii)       by either the Sellers or the Purchaser if the Closing shall not have been consummated as of the close of business on the Expiration Date;

(iii)      by either the Sellers or the Purchaser if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

(iv)      by the Purchaser if the Sellers or the Company have breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.2(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach has not been cured (if capable of being cured) prior to the Expiration Date.

(b)        The party desiring to terminate this Agreement pursuant to Section 11.1(a)(ii), (iii) or (iv) shall give notice of such termination to the other parties hereto.

11.2                     Effect of Termination.

If this Agreement is terminated as permitted by Section 11.1, such termination shall be without liability of any party (or any stockholder, general partner, limited partner, managing member, member, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except for any liabilities arising prior to the termination. The provisions of Articles X and XII shall survive any termination pursuant to Section 11.1.

ARTICLE XII

GENERAL PROVISIONS

12.1                     Survival.

Except for the Fundamental Representations and the representations and warranties contained in Sections 5.7 (Taxes) and 5.13 (Benefit Plans) of this Agreement, each of the representations and warranties of the parties hereunder shall survive the Closing to and until the date which is 24 months from the Closing Date, at which date they shall terminate and be of no further force or effect. The representations and warranties of the Company contained in Sections 5.7 (Taxes) and 5.13 (Benefit Plans) of this Agreement shall survive the Closing to and until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive). The Fundamental Representations shall survive indefinitely or until the latest date permitted by Applicable Law.

12.2                     Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

(i)        if to the Purchaser, to it at:

Aveon Holdings I L.P.

c/o The Aveon Group L.P.

The America’s Cup Building,

30 Doaks Lane

Marblehead, MA 01945

Attn: Randall J. Carrigan

Telecopy: (781) 639-8549

E-mail:

rcarrigan@aveonmanagement.com

with a copy to:

Paul, Weiss, Rifkind, Wharton &

Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: David S. Huntington

Phone: (212) 373-3124

Telecopy: (2172) 757-3990

E-mail: dhuntington@paulweiss.com

(ii) if to the Company:

Brownstone Investment Partners, LLC

ATTN:      Oren Cohen

100 Park Avenue, 32nd Floor

New York, NY 10017

Telecopy: (212) 351-3351

E-Mail:    Oren@bamlp.com

(iii) if to any of the Active Principal Sellers:

ATTN:        Oren Cohen and Curt Schade

Brownstone Asset Management, LP

100 Park Avenue, 32nd Floor

New York, NY 10017

Telecopy:  (212) 351-3351

E-mail:  Oren@bamlp.com

               Curt@bamlp.com

(iv)  if to Doug Lowey or The Lowey

Family Spray Trust:

225 West 86th Street

Apartment 517

E-mail:  dlowey@brownstone.com

(v)    if to Barret Naylor:

783 Valley Road

New Canaan, Connecticut 06840

E-mail:

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 12.2. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

12.3                     Amendment and Modification; Waiver.

(a)        This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

(b)        At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only with respect to the party agreeing to such extension or waiver and only if set forth in an instrument in writing signed and delivered on behalf of such party.

12.4                     Entire Agreement.

This Agreement (including the Company Disclosure Letter and the Purchaser Disclosure Letter), the Ancillary Agreements, the Restated Organizational Documents and other documents and written instruments specifically referred to herein, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

12.5                     Fees and Expenses.

Whether or not the transactions contemplated hereby are consummated, all fees, legal, accounting or otherwise, and out of pocket expenses incurred in connection with this Agreement, and the transactions contemplated hereby, shall be paid by the party incurring such expenses. For the avoidance of doubt, other than as set forth in the prior sentence, (i) all expenses of the Company and its Affiliates in connection with the transactions contemplated hereby shall be borne by the Sellers; and (ii) all expenses of the Purchaser and its Affiliates in connection with the transactions contemplated hereby, including, without limitation, all expenses associated with the Initial Equity Offering shall be borne by the Purchaser. Notwithstanding the foregoing, all U.S. federal, state and local transfer taxes, as well as any non-U.S. transfer taxes, arising from the consummation of the transactions contemplated hereunder shall be paid in the manner contemplated under Section 9.6.

12.6                     Disclosures.

The Company, the Sellers and the Purchaser agree that, for purposes of the representations and warranties of the Company and the Purchaser in this Agreement, items disclosed in one Section of the Company Disclosure Letter or the Purchaser Disclosure Letter (as applicable) shall be considered to be made for purposes of all other Sections of the Company Disclosure Letter or the Purchaser Disclosure Letter (as applicable) to the extent that the relevance of any such disclosure to any other Section of the Company Disclosure Letter or the Purchaser Disclosure Letter (as applicable) is reasonably apparent from the text of such disclosure.

12.7                     Third Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.8                     Assignment; Binding Effect.

This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties; provided that no consent shall be required for the Purchaser to assign any or all of its respective rights and obligations hereunder to a Person controlled by the Purchaser. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.9                     Governing Law.

THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.10                    Jurisdiction; Waiver of Jury Trial.

(a)        Except as provided below, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(b)        EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ANCILLARY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT REFERRED TO IN THIS SECTION.

12.11                    Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.12                    Counterparts.

This Agreement may be executed (i) by facsimile or portable document format (pdf) and (ii) in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

AVEON HOLDINGS I L.P.
By: Aveon Holdings I GP Inc., its general partner

By: /s/ John Hassett
Name: John Hassett
Title: CEO and President

BROWNSTONE INVESTMENT PARTNERS, LLC

By: Oren Cohen as Managing Member

/s/ Oren Cohen

ACTIVE PRINCIPAL SELLERS

By:	/s/ Oren Cohen
Oren Cohen

By:	/s/ Curt Schade
Curt Schade

By:	The Cohen Family Spray Trust
	By:	/s/ Oren Cohen
Name: Oren Cohen
Its Trustee

	By:	/s/ Allan Bochner
Name: Allan Bochner
Its Trustee
EXITING PRINCIPAL SELLERS

By:	/s/ Douglas B. Lowey
Douglas B. Lowey

By:	/s/ Barret Naylor
Barret Naylor

By:	The Lowey Family Spray Trust

	By:	/s/ Douglas B. Lowey
Douglas B. Lowey
Its Trustee

Signature Page to Purchase Agreement

EXHIBIT A

DEFINED TERMS

“Action” means any action, cause of action, arbitration, assessment, hearing, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

“Active Principal Sellers” means Oren Cohen and Curt Schade.

“Adviser Compliance Policies” has the meaning set forth in Section 5B.1(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise). For avoidance of doubt and without limitation, each of the Funds, BAM and the Sellers shall be considered Affiliates of the Company for purposes of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Amended LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, the form and substance of which has been mutually agreed by all of the parties thereto as of the date hereof.

“Ancillary Agreements” means the Amended LLC Agreement, the Admission Letter (as defined in the Amended LLC Agreement, the form and substance of which have been mutually agreed by all of the parties thereto as of the date hereof), any investment management agreement and any and all Contracts required to be executed by the Sellers, the Purchaser, the Company, or their respective Affiliates, in order to satisfy the conditions to Closing set forth in Sections 8.2 and 8.3 hereof, to fulfill their respective obligations as must be performed prior to or at the Closing by the Sellers, the Purchaser, the Company or their respective Affiliates, in each case in form and substance reasonably satisfactory to the other parties thereto.

“Applicable AUM” means the combined Assets Under Management of the Funds.

“Applicable Fund GAAP” has the meaning set forth in Section 5B.2(e).

“Applicable Law” means any Law, (including those of any self-regulatory organization) or any agreement with any Governmental Authority applicable to and legally binding on any of the Company or its Affiliates or the Sellers.

“Assets Under Management” means with respect to the Funds, Company Account or a Client (as applicable), as of any date, the aggregate amount, expressed in U.S. dollars, of assets under management in respect of which the Company or its Subsidiaries is entitled to incentive fees, allocations, management fees, carried interest or other similar forms of compensation from such Funds, Company Account or Client (as applicable) as of such date. For purposes hereof:

(i) Assets Under Management shall be calculated (x) in accordance with the foregoing based on net asset values in the case of the Funds, Company Account or Client, as applicable, that is structured as a hedge fund and (y) based on the sum of invested capital and unfunded commitments in the case of the Funds, Company Account or Client, as applicable, that is structured as a draw down fund;

(ii) unless a separate fee is applicable to assets under management at each level of investment of the same assets, (x) any assets under management for any account for which the Person in question or an Affiliate acts as an investment adviser or subadvisor (or is otherwise entitled to a fee or carry) shall be counted only once and (y) any assets under management for any set of accounts one of which invests in the other shall be counted only once if the Person in question or an Affiliate acts as investment adviser to both.

“Aveon AUM” means fee paying Assets Under Management invested in any of the Funds for which Purchaser or its Affiliates are directly or indirectly responsible, including: (i) all Assets Under Management from the Composite or any composite fund created by the Purchaser or its Affiliates, (ii) all Assets Under Management invested in any of the Funds by a past or current client of Purchaser or its Affiliates that is not also a client of BAM at the time of the particular investment, and (iii) all Assets Under Management invested in any of the Funds by a relationship of Aveon that is not also a client of BAM at the time of the particular investment, but in the case of (ii) and (iii) above only with the consent of BAM that such Assets Under Management qualifies as Aveon AUM, which consent shall be based on the good faith judgement of BAM.

“Base Date” means the date hereof.

“Benchmark Date” has the meaning set forth in Section 7.6(b).

“Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including “multiemployer plans” (within the meaning of Section 3(37) of ERISA), and all equity purchase, equity option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal.

“Business” means the business and operations of the Company, its Subsidiaries and the Funds as conducted as of the date hereof and at any time between the date hereof and Closing.

“Business Day” means any day other than a day on which banks in New York City are required or authorized to close.

“Cap” has the meaning set forth in Section 10.1(c)(iii).

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Claims” means any restrictions, liens, claims, security interests, assignments, mortgages, deposit arrangements, pledges, charges or encumbrances of any kind or nature whatsoever.

“Client” means any Person to which the Company or it Subsidiaries or BAM provides Investment Management Services; provided, that in the case of the Funds, the definition of Client includes the Funds, but does not include each investor in respect of its investment in such Fund.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Account” means any individual Company Fund, managed account, investment vehicle or other financial product or structure through which either the Company or BAM manages any client capital (whether directly or indirectly), irrespective of strategy, investment objective, account type or fee or other compensation structure.

“Company Account Schedule” has the meaning set forth in Section 5B.2(a).

“Company Benefit Plans” has the meaning set forth in Section 5.13(a).

“Company Disclosure Letter” means the disclosure letter delivered by the Sellers to the Purchaser at the time of execution hereof.

“Company Employees” has the meaning set forth in Section 5.13(a).

“Company Financial Statements” has the meaning set forth in Section 5.3(a).

“Company Fund” means any investment vehicle, fund or other entity, including a general or limited partnership, a limited liability company, a trust, a company or a commingled fund, organized in any jurisdiction, and any alternative investment vehicles, co-investment vehicles and parallel funds formed in connection with any of such entities (i) organized, sponsored, managed or promoted by the Company, its Subsidiaries or BAM, (ii) for which any of the Company or its Subsidiaries or BAM acts as a general partner, adviser, trustee or managing member (or in a similar capacity) or (iii) for which any of the Company or its Subsidiaries acts as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services.

“Company Material Adverse Effect” means any change, effect or circumstance that is, or would reasonably be expected to be, materially adverse to (a) the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company and its Subsidiaries to operate their respective businesses, in each case on substantially the same basis as such businesses are currently operated, or (c) the ability of the Company or the Sellers to perform their respective obligations hereunder or under the Ancillary Agreements, in each case including any such change, effect or circumstances arising or resulting from the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute, nor be taken into account in determining whether there has been or will be any such Company Material Adverse Effect: (i) any change that results or arises from changes affecting the alternative investment, “collateralized loan obligation” (cash or synthetic) or hedge fund industry or the overall economy or capital markets of the United States generally; (ii) any change that results or arises from changes affecting general worldwide economic conditions; (iii) any change resulting generally from any act of war or terrorism; or (iv) any change in assets under management or the loss of any existing or potential investor in a Fund, in each case in this clause (iv) as a result of the public announcement and/or pendency of the transactions contemplated by this Agreement, except, in case of clause (i), (ii) or (iii) to the extent that such change, effect, event, matter, occurrence or state of facts has a disproportionate effect on the Company and its Subsidiaries relative to Persons in the investment management industry operating in the sectors in which the Company and its Subsidiaries operate generally.

“Company Third Party Consents” has the meaning set forth in Section 5.3(f).

“Composite” means a multi-strategy investment vehicle to be organized, promoted and managed by the Purchaser (or its Affiliate) to which BAM will provide investment management services.

“Consent” means any consent, approval, authorization, waiver, grant, agreement or exemption of any Person that is required in connection with (a) the execution and delivery by the Company, any Seller, or the Purchaser, as applicable, of this Agreement or (b) the consummation by the Company and its Affiliates, any Seller or the Purchaser, as applicable, of the transactions contemplated herein.

“Contract” shall mean any mortgage, indenture, lease, note, contract, agreement, assignment, commitment, Benefit Plan, Investment Advisory Contract or other instrument or arrangement, including any side letters, amendments, or supplements thereto.

“Damages” has the meaning set forth in Section 10.1.

“Deductible” has the meaning set forth in Section 10.1(b)(i).

“Distribution Agreement” has the meaning set forth in Section 5.11(a)(ii).

“Equity Interest” has the meaning set forth in Section 2.1(a).

“Employee Benefit Plan” has the meaning set forth in Section 5.B1(s).

“Equity Rights” means securities, options, warrants, call rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, commitments, agreements, arrangements or undertakings (i) obligating any of the

Company or its Affiliates, to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any equity interest in the Company or any Subsidiary of the Company, or any securities or obligations convertible or exchangeable into or exercisable for any equity interest in the Company or any Subsidiary of the Company or (ii) giving any Person a right to subscribe for or purchase from the Company or any Subsidiary of the Company any equity interest in such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Exchange Agreement” means that certain Exchange Agreement entered into by the Purchaser and other parites thereto on the Closing Date.

“Existing Organizational Documents” shall mean the agreements listed in Section 3.1 of the Company Disclosure Letter.

“Exiting Principal Sellers” means Douglas Lowey and Barret Naylor.

“Expiration Date” means the date that is 120 days from the date of this Agreement, provided that if on or prior to such date an affiliate of the Purchaser shall have filed a registration statement covering an initial public offering of its equity securities but clearance to be declared effective has not been received, the “Expiration Date” shall automatically be extended by an additional 120 days.

“FINRA” has the meaning set forth in Section 5B.1(m).

“Fiscal Year” shall mean a calendar year, and reference to any Fiscal Year (e.g., Fiscal Year 2014) shall mean the Fiscal Year ending on the last day of such Fiscal Year (e.g., December 31, 2014).

“Form ADV” means the form of uniform application for investment adviser registration pursuant to the Investment Advisory Act.

“Fundamental Representations” means the Seller Fundamental Representations and the Purchaser Fundamental Representations.

“Fund” or “Funds” means, individually, each of (i) Brownstone Partners Catalyst Fund, LLC and any successors thereto, (ii) Brownstone Partners Catalyst Fund, Ltd and any successors thereto, for so long as Company is a party to an investment advisory agreement with Brownstone Partners Catalyst Fund, Ltd and Brownstone Asset Management, L.P., and (iii) Brownstone Partners Catalyst Master Fund, Ltd and any successors thereto, for so long as Company is a party to an investment advisory agreement with Brownstone Partners Catalyst Master Fund, Ltd and Brownstone Asset Management, L.P.; and when used, collectively, the individual Funds are the Funds.

“Funds Capacity Benchmark” has the meaning set forth in Section 7.6(a).

“Funds Client” means with respect to the Funds, each Person that is an investor in the Funds, with respect to its investment in the Funds.

“Funds Consents” means, if required, Consent of the Funds Clients or the Funds under the Organizational Documents of the Funds or under Applicable Law to (a) the consummation of each of the transactions contemplated hereby, including, without limitation, to the change of control of the Company, and (b) any amendment and restatement of any Organizational Documents, or any Ancillary Agreement, in each case in a form and substance that is mutually agreeable to the parties thereto.

“Fund Financial Statement” has the meaning set forth in Section 5B.2(e).

“Funds Operative Documents” means the limited liability company agreement, operating agreements, limited partnership agreement, other operating agreements, private placement memorandum, managed account agreements, advisory agreements and other governing documentation with respect to the Funds.

“GAAP” means generally accepted accounting principles as in effect in the United States at the time of determination.

“Governmental Approvals” has the meaning set forth in Section 5.3(e).

“Governmental Authority” means each U.S., foreign, federal, national, state or local government or political subdivision thereof, any entity, agency, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“Immediate Family” shall mean, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings (in each case whether adoptive or biological), (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by the foregoing.

“Indebtedness” means any of the following: (a) any indebtedness (including principal, accrued interest, premiums and penalties) of any of the Company or its Subsidiaries (whether or not contingent) in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations; (b) any balance of any deferred and unpaid portion of the purchase price of any property, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of any of the Company or its Subsidiaries prepared in accordance with GAAP, but excluding trade accounts payable incurred in the ordinary course of business; (c) all indebtedness of others secured by a lien on any asset of any of the Company or its Subsidiaries (whether or not such indebtedness is assumed by any such Company or its Subsidiaries); (d) all obligations of the Company or its Subsidiaries under leases required to be capitalized in accordance with GAAP; (e) all liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet (other than trade payables incurred in the ordinary course of business); (f) if negative, the net mark to market value of any currency, interest rate or other swap or hedge agreement or any other hedging arrangement; (g) to the extent not otherwise included by clauses (a) through (f), any guaranty by any of the Company or its Subsidiaries of any indebtedness of any other Person; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any lien on any property or assets of any Company or its Subsidiaries (whether or not such obligation is assumed by such Company or its Subsidiaries; provided, that “Indebtedness” shall not include Company intercompany Indebtedness between or among the Company and its Subsidiaries.

“Indemnified Purchaser Persons” has the meaning set forth in Section 10.1(a).

“Indemnified Seller Persons” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Initial Equity Offering” means an initial public offering and sale of common equity interests of The Aveon Group L.P., whether effected on a public or private basis.

“Intellectual Property” means U.S. and foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof; (ii) copyrights and copyrightable works (including software, code, applications, databases, website content, documentation and related items in any and all forms and media), and registrations and applications to register or renew the registration of any of the foregoing; and (iii) trade secrets and confidential or proprietary information including know-how, inventions, discoveries and improvements.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Investment Advisory Contract” means a Contract (including any side letters or any other similar written agreements relating to such Contract) under which the Company, its Subsidiaries, BAM or a third-party approved by the Company provides investment advisory or sub-advisory services to, or manages any investment or trading account of, any Client whether as the general partner, managing member, adviser, or sub-adviser or otherwise.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Management Services” means any services that involve (a) the management of a Company Account (or portions thereof or a group of investment accounts or Company Funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or Company Funds (or any group of assets or Company Funds) for compensation or (c)

otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act or analogous foreign Law, and performing activities related or incidental thereto.

“Knowledge of the Sellers” means the actual knowledge after due inquiry of any of the Sellers, or if such Seller’s duties would, in the normal course of the Company’s affairs or, if applicable, BAM’s affairs, result in such individual having knowledge of such fact or matters.

“Knowledge of the Exiting Principal Sellers” means the actual knowledge after due inquiry of any of the Exiting Principal Sellers, or, prior to their no longer having an equity interest in the Company, if such Exiting Principal Seller’s duties would, in the normal course of the Company’s affairs or, if applicable, BAM’s affairs, result in such individual having knowledge of such fact or matters.

“Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, interest, Tax, penalty, fine, demand, judgment, Action, cost, expense or other loss of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due.

“Material Contract” has the meaning set forth in Section 5.11(a).

“Member” means any member of the Company.

“Memorandum” means the Confidential Offering Memorandum and/or the Confidential Private Placement Memorandum of each Company Account.

“New Investment Advisory Client” means any Client for whom BAM first commenced providing Investment Management Services following the Base Date and prior to the Closing.

“Order” means any judgment, order, writ, injunction, decree, demand or assessment issued by, or any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking with, any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Pending Action” means the pending lawsuit by and between Gordon Scott Levey, as the Plaintiff, and BAM, the Company, Douglas Lowey, Oren Cohen and Barrett Naylor, as

Defendants, under CA#: 5714-VCL in the Court of Chancery of the State of Delaware, filed on or about August 12, 2010.

“Permits” has the meaning set forth in Section 5.10.

“Permitted Claims” means (i) Claims for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves with respect thereto have been made in the Company Financial Statements in accordance with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Claims arising in the ordinary course of business; (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects that are not material to the Company or its Subsidiaries in the aggregate; (iv) Claims on assets of any of the Company or its Subsidiaries incurred in the ordinary course of business which do not materially impair business operations or the use of such properties in the ordinary course of business and that are not material to the Company or its Subsidiaries in the aggregate; (v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (vi) customary Claims of banks on deposit accounts incurred in the ordinary course of business; and (vii) Claims of clearing agencies, broker-dealers and other Claims incurred in connection with indebtedness incurred in the ordinary course of business, provided that such Claims (A) attach only to the securities or other assets (or proceeds) being purchased or sold (and other securities or other assets in such account) and (B) secure only obligations incurred in connection with such purchase or sale of such assets (and other obligations with respect to the purchase and sale of any securities or other assets in such account).

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending before or on the Closing Date.

“Privacy Policies” has the meaning set forth in Section 5B.1(b).

“Purchase Price” shall have the meaning set forth in Section 2.1(a). “Purchaser” has the meaning set forth in the introductory paragraph hereof.

“Purchaser” has the meaning set forth in the introductory paragraph hereof.

“Purchaser Disclosure Letter” means the disclosure letter delivered by the Purchaser to the Company at the time of execution hereof.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.1(Organization; Authority; No Approvals; No Conflict; No Consent; Authorizations) and Section 6.2 (Brokers).

“Purchaser Third Party Consents” has the meaning set forth in Section 6.1(f).

“Registration Rights Agreement” means that certain Registration Rights Agreement entered into by the Purchaser or its Affiliates and the other parties thereto on the Closing Date.

“Required Consents” means , to the extent they are required, Funds Consents and any other Third Party Consents and, except as may be required under the Investment Advisors Act, any consents, authorizations, approvals or waivers required under any Applicable Law in order to consummate the transactions contemplated by this Agreement.

“Restated Organizational Documents” has the meaning set forth in Section 3.1.

“SEC” means the United States Securities and Exchange Commission.

“Second Payment Date” has the meaning set forth in Section 2.2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Authority; Non-Contravention), 4.2 (Title to Purchased Interests), 5.1 (Ownership Interests of the Company), 5.2 (Company Entities), 5.3 (Organization; Authority; No Approvals; No Conflict; No Consent) and 5.18 (Brokers).

“Seller Proceeds” has the meaning set forth in Section 2.1(a).

“Seller Proceeds Balance” has the meaning set forth in Section 2.1(a).

“Sellers” has the meaning set forth in the introductory paragraph hereof.

“Straddle Period” means any taxable period beginning in a Pre-Closing Tax Period and ending in a Post-Closing Tax Period.

“Subsidiary” means, with respect to any entity, a corporation or Person of which such entity or Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding shares of stock, equity interests or voting securities, or other voting ownership or voting partnership interests of which is sufficient to elect a majority of the board of directors (or comparable body) of such corporation or other entity are owned, directly or indirectly, through one or more intermediaries, by such entity. Ownership through fiduciary, trust, custodial or similar arrangements for the account of customers shall not constitute ownership of stock or other equity interests for purposes of this definition. For avoidance of doubt, the Funds shall be considered Subsidiaries of the Company for purposes of this Agreement except with respect to any provision in which they are specifically excluded.

“Tax Claim” has the meaning set forth in Section 9.3.

“Tax Sharing Agreement” has the meaning set forth in Section 5.11(a)(xv).

“Tax Returns” means all returns, declarations, reports, estimates, information returns, statements and other documents (including any related or supporting information) required to be filed in respect of Taxes, including any information returns, claims for refunds of Taxes, and any amendments, supplements, schedules or attachments to any of the foregoing.

“Taxes” means (i) any and all federal, state, local, foreign and other taxes, charges, fees, levies, customs, duties or other assessments, including all net income, alternative or add-on minimum, gross income, gross receipts, premium, estimated, sales, use, ad valorem, value-added, environmental, windfall, capital stock, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties and guaranty fund assessments, together with any interest, additions to tax, and penalties with respect thereto imposed by any Government Authority (whether or not disputed), (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Taxing Authority” means the Internal Revenue Service or any other Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party” means a Person not a party to this Agreement or an Affiliate of any such party hereto.

“Third Party Claim” has the meaning set forth in Section 10.3(b).

“Third Party Consents” has the meaning set forth in Section 6.1(f).

“Trademarks” means trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators, including all goodwill associated with the foregoing, and other source indicators, and registrations and applications to register or renew the registration of any of the foregoing.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.